Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Dollar General Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Shareholder:

              The 2013 Annual Meeting of Shareholders of Dollar General Corporation will be held on Wednesday, May 29, 2013, at 9:00 a.m., Central Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record at the close of business on March 21, 2013 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

              At this year's meeting, you will have an opportunity to vote on the matters described in our accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2012 Annual Report and our Annual Report on Form 10-K for the fiscal year ended February 1, 2013 also accompany this letter.

              Your interest in Dollar General and your vote are very important to us. We encourage you to read the Proxy Statement and vote your proxy as soon as possible so your vote can be represented at the annual meeting. You may vote your proxy via the Internet or telephone, or if you received a paper copy of the proxy materials by mail, you may vote by mail by completing and returning a proxy card.

              On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Dollar General.

Sincerely,
/s/ Rick Dreiling
Rick Dreiling Chairman & Chief Executive Officer

April 11, 2013

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 29, 2013
TIME:	9:00 a.m., Central Time
PLACE:	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee
ITEMS OF BUSINESS:	1)	To elect as directors the 9 nominees listed in the proxy statement
	2)	To approve an amendment to Dollar General Corporation's Amended and Restated Charter to implement a majority voting standard in uncontested elections of directors
	3)	To ratify the appointment of the independent registered public accounting firm for fiscal 2013
	4)	To transact any other business that may properly come before the annual meeting and any adjournments of that meeting
WHO MAY VOTE:	Shareholders of record at the close of business on March 21, 2013
By Order of the Board of Directors,
/s/ Christine L. Connolly
Goodlettsville, Tennessee April 11, 2013	Christine L. Connolly Corporate Secretary

Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the Internet or by phone by following the instructions on the notice of internet availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 3 of the proxy statement.

DOLLAR GENERAL CORPORATION
Proxy Statement for
2013 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2013

              This Proxy Statement, our 2012 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.

              As permitted by rules adopted by the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents. Instead, these shareholders will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including the Proxy Statement, our 2012 Annual Report and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically. If you received only the Notice of Internet Availability and would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

GENERAL INFORMATION

What is this document?

              It is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Wednesday, May 29, 2013. We will begin mailing printed copies of this document or the Notice of Internet Availability to our shareholders on or about April 11, 2013. We are providing this document to solicit your proxy to vote upon certain matters at the annual meeting.

              We refer to our company as "we," "us" or "Dollar General." Unless otherwise noted or required by context, "2013," "2012," "2011," "2010" and "2009" refer to our fiscal years ending or ended January 31, 2014, February 1, 2013, February 3, 2012, January 28, 2011 and January 29, 2010.

What is a proxy, who is asking for it, and who is paying for the cost to solicit it?

              A proxy is your legal designation of another person, called a "proxy," to vote your stock. The document that designates someone as your proxy is also called a proxy or a proxy card.

              Your proxy is being solicited by and on behalf of our Board of Directors. Dollar General will pay all expenses of this solicitation. Our directors and employees may solicit proxies in person or by mail, telephone, e-mail, facsimile or other means, but they will not be additionally compensated for those efforts except we will reimburse out-of-pocket expenses they incur. We also may reimburse custodians and nominees for their expenses in sending proxy material to beneficial owners.

Who may attend the annual meeting?

              Only shareholders, their proxy holders and our invited guests may attend the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that record holder or your most recent brokerage account statement that confirms your ownership of those shares as of March 21, 2013. For security reasons, we also may require photo identification for admission.

Where can I find directions to the annual meeting?

              Directions to Goodlettsville City Hall, where we will hold the annual meeting, are posted on the "Investor Information" portion of our website located at www.dollargeneral.com.

What is Dollar General Corporation and where is it located?

              We operate convenient-sized stores to deliver everyday low prices on products that families use every day. We are the largest discount retailer in the United States by number of stores with more than 10,557 locations in 40 states as of March 1, 2013. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, TN 37072. Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

              Our stock is traded on the New York Stock Exchange ("NYSE") under the symbol "DG."

VOTING MATTERS

How many votes must be present to hold the annual meeting?

              A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on March 21, 2013, must exist to conduct any business.

What am I voting on?

              You will be asked to vote on:

•	the election of 9 directors;
•	an amendment to our Amended and Restated Charter to implement a majority voting standard in uncontested elections of directors; and
•	the ratification of the appointment of our independent registered public accounting firm for 2013.

May other matters be raised at the annual meeting?

              We are unaware of other matters to be acted upon at the meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

Who is entitled to vote at the annual meeting?

              You may vote if you owned shares of Dollar General common stock at the close of business on March 21, 2013. As of that date, there were 327,212,294 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.

How do I vote?

              If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice of Internet Availability or proxy card, as applicable. Alternatively, you may vote in person at the meeting.

              If you are a "street name" holder, your broker, bank, or other nominee will provide materials and instructions for voting your shares. You may vote in person at the meeting if you obtain a proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.

What is the difference between a "shareholder of record" and a "street name" holder?

              You are a "shareholder of record" if your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent. You are a "street name" holder if your shares are held in the name of a brokerage, bank, trust or other nominee as custodian.

What if I receive more than one Notice of Internet Availability or proxy card?

              You will receive multiple Notices of Internet Availability or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. If you are a street name holder, you will receive your Notice of Internet Availability or proxy card or other voting information, along with voting instructions, from your broker. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive.

How will my proxy be voted?

              The persons named on the proxy card will vote your proxy as you direct on the proxy card. If your signed proxy card does not specify instructions, your proxy will be voted: "FOR" all directors nominated; "FOR" the approval of the amendment to our Amended and Restated Charter to implement a majority voting standard in uncontested elections of directors; and "FOR" ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Can I change my mind and revoke my proxy?

              Yes. If you are a shareholder of record, to revoke a proxy given pursuant to this solicitation you must:

•	sign a later-dated proxy card and submit it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;
•	at or before the annual meeting, send to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;
•	submit a later-dated vote by telephone or Internet no later than 11:59 p.m. (ET) on May 28, 2013; or
•	attend the annual meeting and vote in person.

              If you are a street name holder, to revoke a proxy given pursuant to this solicitation you must follow the instructions of the bank, broker, trustee or other nominee who holds your shares.

How many votes are needed to elect directors and approve other matters?

              At the annual meeting, directors will be elected by a plurality of the votes cast by holders of shares entitled to vote at the meeting, which means that the 9 nominees receiving the largest number of affirmative votes will be elected to our Board. The proposals to amend our Amended and Restated Charter to provide for a majority voting standard in future uncontested elections of directors and to ratify the appointment of our independent registered public accounting firm for 2013 will be approved if the votes cast in favor of each proposal exceed the votes cast against it.

              With respect to the director elections, you may vote for all nominees or you may withhold your vote on one or more nominees. With respect to each of the other proposals, and any other matter properly brought before the annual meeting, you may vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

What are broker non-votes?

              Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for "routine" items but not for "non-routine" items. All matters described in this proxy statement, except for the ratification of the appointment of our independent registered public accounting firm, are considered to be non-routine matters.

              "Broker non-votes" occur when shares held of record by a broker are not voted on a matter because the broker has not received voting instructions from the beneficial owner and either lacks or declines to exercise the authority to vote the shares in its discretion. Like abstentions, as long as a quorum is present, broker non-votes will have no effect on the outcome of a particular proposal.

How will abstentions and broker non-votes be treated?

              Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

Will my vote be confidential?

              Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that is intended to protect your voting privacy. Your vote will not be intentionally disclosed either within Dollar General or to third parties, except (1) as necessary to meet applicable legal requirements; (2) in a dispute regarding authenticity of proxies and ballots; (3) in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; (4) to allow for the tabulation of votes and certification of the vote; (5) to facilitate a successful proxy solicitation; or (6) when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

              Our Board of Directors must consist of 1 to 15 directors, with the exact number, currently fixed at 9, set by the Board pursuant to and in compliance with our shareholders' agreement with Buck Holdings, L.P., and the sponsor shareholders identified in that agreement. All directors are elected annually by our shareholders.

Who are the nominees this year?

              The nominees for the Board of Directors consist of 9 current directors. If elected, each nominee would hold office until the 2014 annual meeting of shareholders and until his or her successor is elected and qualified. These nominees, their ages at the date of this document and the calendar year in which they first became a director are listed in the table below.

Name	Age	Director Since
Raj Agrawal	40	2007
Warren F. Bryant	67	2009
Michael M. Calbert	50	2007
Sandra B. Cochran	54	2012
Richard W. Dreiling	59	2008
Patricia D. Fili-Krushel	59	2012
Adrian Jones	48	2007
William C. Rhodes, III	47	2009
David B. Rickard	66	2010

What are the backgrounds of this year's nominees?

              Mr. Agrawal joined Kohlberg Kravis Roberts & Co., L.P. ("KKR") in May 2006 and is the North American head of KKR's Infrastructure business. He previously was a member of KKR's Retail and Energy and Natural Resources industry teams. From 2002 to May 2006, he was a Vice President with Warburg Pincus, where he was involved in the execution and oversight of a number of investments in the energy and infrastructure sector. Mr. Agrawal's prior experience also includes Thayer Capital Partners, where he played a role in the firm's business and manufacturing services investments, and McKinsey & Co., where he provided strategic and mergers and acquisitions advice to clients in a variety of industries. KKR's affiliates indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities. Mr. Agrawal is a director of Colonial Pipeline Company and Bayonne Water JV Parent, LLC.

              Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drugstore chain on the West Coast and in Hawaii, from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, he served as the Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. Mr. Bryant is a director of OfficeMax Incorporated and George Weston LTD of Canada.

              Mr. Calbert joined KKR in 2000 and has been directly involved with several portfolio companies. He heads the Retail industry team within KKR's Private Equity platform. He joined Randall's Food Markets beginning in 1994 and served as the Chief Financial Officer from 1997 until it was sold in September 1999. He joined KKR in January 2000. Mr. Calbert also previously worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985-1994, where his primary focus was on the retail/consumer industry. He served as our Chairman until December 2008. KKR's affiliates indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities. Mr. Calbert is a director of Toys "R" Us, Inc., US Foods, Pets at Home, and Academy, Ltd.

              Ms. Cochran has served as a director and as President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc. since September 2011. She joined Cracker Barrel in April 2009 as Executive Vice President and Chief Financial Officer and was named President and Chief Operating Officer in November 2010. She was previously Chief Executive Officer at book retailer Books-A-Million, Inc. from February 2004 to April 2009. She also served as that company's President (August 1999—February 2004), Chief Financial Officer (September 1993—August 1999) and Vice President of Finance (August 1992—September 1993). Ms. Cochran has 20 years of experience in the retail industry. Ms. Cochran is a director of Cracker Barrel Old Country Store, Inc. She served as a director of Books-A-Million, Inc. from 2006 to 2009.

              Mr. Dreiling joined Dollar General in January 2008 as Chief Executive Officer and a member of our Board. He was appointed Chairman of the Board on December 2, 2008. Prior to joining Dollar General, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., the largest drugstore chain in New York City, from November 2005 until January 2008 and as Chairman of the Board of Duane Reade from March 2007 until January 2008. Prior to that, Mr. Dreiling, beginning in March 2005, served as Executive Vice President—Chief Operating Officer of Longs Drug Stores Corporation, an operator of a chain of retail drug stores on the West Coast and Hawaii, after having joined Longs in July 2003 as Executive Vice President and Chief Operations Officer. From 2000 to 2003, Mr. Dreiling served as Executive Vice President—Marketing, Manufacturing and Distribution at Safeway, Inc., a food and drug retailer. Prior to that, Mr. Dreiling served from 1998 to 2000 as President of Vons, a Southern California food and drug division of Safeway. He currently serves as the Vice Chairman of the Retail Industry Leaders Association (RILA). Mr. Dreiling is a director of Lowe's Companies, Inc.

              Ms. Fili-Krushel has served as Chairman of NBCUniversal News Group, a division of NBCUniversal Media, LLC, composed of NBC News, CNBC, MSNBC and the Weather Channel, since July 2012. She previously served as Executive Vice President of NBCUniversal (January 2011—July 2012) with a broad portfolio of functions reporting to her, including Operations and Technical Services, Business Strategy, Human Resources and Legal. Prior to NBCUniversal, Ms. Fili-Krushel was Executive Vice President of Administration at Time Warner Inc. (July 2001—December 2010) where her responsibilities included oversight of philanthropy, corporate social responsibility, human resources, worldwide recruitment, employee development and growth, compensation and benefits, and security. Before joining Time Warner in July 2001, Ms. Fili-Krushel had been CEO of WebMD Health since April 2000. From July 1998 to April 2000, Ms. Fili-Krushel was President of the ABC Television Network, and from 1993 to 1998 she served as President of ABC Daytime. Before joining ABC, she had been with Lifetime Television since 1988. Prior to Lifetime, Ms. Fili-Krushel held several positions with Home Box Office. Before joining HBO, Ms. Fili-Krushel worked for ABC Sports in various positions.

              Mr. Jones has been with Goldman, Sachs & Co. since 1994. He is a managing director in Principal Investment Area (PIA) in New York where he focuses on consumer-related and healthcare opportunities. Affiliates of Goldman, Sachs & Co. indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, L.P. and related entities. Mr. Jones is a director of Biomet, Inc., Education Management Corporation, HealthMarkets, Inc. and Michael Foods Group, Inc. He also previously served on the board of directors of Burger King Holdings, Inc. from 2002 to 2008.

              Mr. Rhodes was elected Chairman of AutoZone, a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007. He has served as President and Chief Executive Officer and as a director of AutoZone since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President—Store Operations and Commercial. Prior to 2004, he had been Senior Vice President—Supply Chain and Information Technology since 2002, and prior thereto had been Senior Vice President—Supply Chain since 2001. Prior to that time, he served in various capacities with AutoZone, including Vice President—Stores in 2000, Senior Vice President—Finance and Vice President—Finance in 1999, and Vice President—Operations Analysis and Support from 1997 to 1999. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young, LLP.

              Mr. Rickard served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, from September 1999 until his retirement in December 2009. Prior to joining CVS Caremark, Mr. Rickard was the Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas. Mr. Rickard is a director of Harris Corporation and Jones Lang LaSalle Incorporated. He served as a director of The May Companies from January 2005 to August 2005.

How are directors identified and nominated?

              All nominees for election as directors at the annual meeting are currently serving on our Board of Directors and were recommended for election or re-election, as the case may be, by our Board committee responsible for nominating and corporate governance matters, which was our combined Compensation, Nominating and Governance Committee prior to April 1, 2013, and since April 1, 2013 is a separate Nominating and Governance Committee (the "Nominating Committee"). The Nominating Committee is responsible for identifying, evaluating and recommending director candidates, subject to the terms of the shareholders' agreement and Mr. Dreiling's employment agreement discussed below. Our Board is responsible for nominating the slate of directors for election by shareholders at the annual meeting.

              The charter of our Nominating Committee and our Corporate Governance Guidelines require the Nominating Committee to consider candidates submitted by our shareholders in accordance with the notice provisions of our Bylaws (see "Can shareholders nominate directors?" below) and to apply the same criteria to the evaluation of those candidates as it applies to other director candidates. The Nominating Committee may also use a variety of other methods to identify potential director candidates, such as recommendations by our directors, management, or third party search firms.

              In January 2012, when our Board consisted of seven directors, the Nominating Committee initiated a search for additional director candidates and retained a third-party search firm to assist in identifying potential future Board candidates who meet our qualification and experience requirements and to compile and evaluate information regarding the candidates' qualifications, experience and independence. Ms. Fili-Krushel was recommended as a candidate by the third party search firm while Ms. Cochran was recommended as a candidate by our CEO. Each of Ms. Fili-Krushel and Ms. Cochran was fully vetted by our third party search firm and by our Nominating Committee and our Board.

              Four of our directors, Messrs. Agrawal, Calbert, Dreiling and Jones, are managers of Buck Holdings, LLC, which serves as the general partner of Buck Holdings, L.P. The limited liability company agreement of Buck Holdings, LLC generally requires Buck Holdings, LLC to cause shares of our common stock held by Buck Holdings, L.P. to be voted in favor of any person designated to be a member of our Board pursuant to our shareholders' agreement with Buck Holdings, L.P.

              Pursuant to our shareholders' agreement with Buck Holdings, L.P. and the sponsor shareholders identified in that agreement, certain of our shareholders have the right to designate nominees to our Board, subject to their election by our shareholders at the annual meeting. Specifically, KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., 8 North America Investor LP, and their respective permitted transferees (collectively, the "KKR Shareholders"), given the current ownership level of Buck Holdings, L.P. of our common stock, have the right to designate up to 10% of the number of total directors comprising our Board, as well as the right to designate one person to serve as a non-voting Board observer. Any fractional amount that results from determining the percentage of the total number of directors will be rounded up to the next whole number. The KKR Shareholders will retain these rights for as long as Buck Holdings, L.P. owns at least 5% of our outstanding common stock.

              The KKR Shareholders have the right to remove and replace their director-designee at any time and for any reason and to fill any vacancy otherwise resulting in such position.

              Pursuant to the shareholders' agreement, the KKR Shareholders have nominated Mr. Calbert to serve on our Board. Mr. Calbert, like all of our director nominees, is subject to election by our shareholders at the annual meeting.

              In addition, our employment agreement with Mr. Dreiling requires Dollar General to (1) nominate him to serve as a member of our Board each year that he is slated for reelection to the Board; and (2) recommend to the Board that Mr. Dreiling serve as Chairman of the Board. Our failure to do so would give rise to a breach of contract claim.

How are nominees evaluated; what are the minimum qualifications?

              Subject to the shareholders' agreement and Mr. Dreiling's employment agreement discussed above, the Nominating Committee is charged with recommending to the Board only those candidates that it believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We have a written policy to strive to have a Board representing diverse experience at policy-making levels in areas that are relevant to our business. To implement this policy, the Nominating Committee assesses diversity by evaluating each candidate's individual qualifications in the context of how that candidate would relate to the Board as a whole. The Committee periodically assesses the effectiveness of this policy by considering whether the Board as a whole represents such diverse experience and recommending to the Board changes to the criteria for selection of new directors as appropriate. The Committee recommends candidates, including those submitted by shareholders, only if it believes the candidate's knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders.

              The Nominating Committee assesses a candidate's independence, background and experience, as well as the current Board's skill needs and diversity. With respect to incumbent directors selected for re-election, the Committee assesses each director's meeting attendance record and the suitability of continued service. In addition, individual directors and any nominee should be in a position to devote an adequate amount of time to the effective performance of director duties and possess the following characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management.

What particular experience, qualifications, attributes or skills led the Board of Directors to conclude that each nominee should serve as a director of Dollar General?

              Our Board of Directors believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties and possesses the minimum qualifications identified above. The Board has determined that the nominees, as a whole, complement each other, meet the Board's skill needs, and represent diverse experience at policy-making levels in areas relevant to our business. The Board also considered the following in determining that the nominees should serve as directors of Dollar General:

  •
  Mr. Agrawal has over 10 years of experience in managing and analyzing companies owned by private equity companies, including over 5.5 years with Dollar General. He has a strong understanding of corporate finance and strategic business planning activities. While serving as a member of KKR's Retail and Energy industry teams, he gained significant experience advising retail companies. Mr. Agrawal also has invaluable risk assessment experience.

  •
  Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations and finance. His substantial experience in leadership and policy-making roles at other retail companies provides him with an extensive understanding of our industry, as well as with valuable executive management skills and the ability to effectively advise our CEO. As a former board chairman and as the chairman of the governance and nominating committee of another public company, Mr. Bryant also possesses leadership experience in the area of corporate governance. As a result, our Board has chosen Mr. Bryant to preside over the executive sessions of our independent directors. Mr. Bryant obtained his B.S. from Cal State University in 1971 and his MBA from Azuza Pacific University in 1982. He also completed a Harvard University Finance Course in 1995.

  •
  Mr. Calbert, who was nominated by the KKR Shareholders pursuant to the shareholders' agreement and who has served on our Board for over 5.5 years, has considerable experience in managing private equity portfolio companies and is familiar with corporate finance and strategic business planning activities. As the head of KKR's Retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies, financial plans and structures, and management teams. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a retail company and his 10 years of practice as a certified public accountant. Our Board has chosen Mr. Calbert to serve as lead director and to lead the executive sessions of the non-management directors.

  •
  Ms. Cochran brings over 20 years of retail experience to Dollar General as a result of her current roles at Cracker Barrel Old Country Store and her former roles at Books-A-Million. This experience allows her to provide additional support and perspective to our CEO and our Board. In addition, Ms. Cochran's industry and executive experience provides leadership, consensus-building, strategic planning, risk management and budgeting skills. Ms. Cochran also has significant financial experience, having served as the Chief Financial Officer of two public companies and as the Vice President, Corporate Finance of SunTrust Securities, Inc., and our Board has determined that she qualifies as an audit committee financial expert.

  •
  Mr. Dreiling brings to Dollar General over 40 years of retail experience at all operating levels. He provides a unique perspective regarding our industry as a result of his experience progressing through the ranks within various retail companies. Mr. Dreiling also has a thorough understanding of all key areas of our business as a result of his experience overseeing the operations, marketing, manufacturing and distribution functions of other retail companies. In addition, Mr. Dreiling's service in leadership and policy-making positions of other companies in the retail industry has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team and our Board. Moreover, during the more than 5 years that Mr. Dreiling has served as our CEO, he has gained a thorough understanding of our operations and has managed us through significant change. In 2011, he was named "Retailer of the Year" by Mass Market Retailer. Mr. Dreiling was also listed among Supermarket News "Power 50 Retailers" for 2011 and 2012 and named "CEO of the Year" by the Retail Leader in 2012.

  •
  Ms. Fili-Krushel's background increases the breadth of experience of our Board as a result of her extensive executive experience overseeing the business strategy, philanthropy, corporate social responsibility, human resources, recruitment, employee growth and development, compensation and benefits, and legal functions at large public companies in the media industry. In addition, her understanding of consumer behavior based on her knowledge of viewership patterns and preferences will provide additional perspective to our Board in understanding our customer base.

  •
  Mr. Jones has 15 years of experience in governing private equity portfolio companies, including over 5.5 years with Dollar General. His 19 years at Goldman, Sachs & Co. have provided him with extensive understanding of corporate finance and strategic business planning activities. In addition, his experience as a director of public companies outside of the retail industry and his focus at Goldman Sachs on consumer and healthcare companies enables Mr. Jones to contribute a different perspective to Board discussions.

  •
  Mr. Rhodes has 18 years of experience in the retail industry, including extensive experience in operations, supply chain and finance, among other areas. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company and as the former Chairman of the Retail Industry Leaders Association provides leadership, consensus-building, strategic planning and budgeting skills, as well as extensive understanding of both short- and long-term issues confronting the retail industry. Mr. Rhodes also has a strong financial background.

  •
  Mr. Rickard has held senior management and executive positions for much of his 38 years in the corporate world. He has significant retail experience and a diverse retail industry background, including experience serving on the board of another retail company. He also has an extensive financial and accounting background, having served as the chief financial officer of two public companies, including a large retailer. As a result, our Board has determined that Mr. Rickard is an audit committee financial expert and has elected him to serve as the Chairman of the Audit Committee. Mr. Rickard's financial experience within the retail industry also brings expertise and perspective to our Board's discussions regarding strategic planning and budgeting.

              Acting upon the recommendation of the Nominating Committee and in accordance with the shareholders' agreement, our Board has concluded that these nominees possess the appropriate experience, qualifications, attributes and skills to serve as directors of Dollar General and has nominated these individuals to be elected by our shareholders at our annual meeting.

Can shareholders nominate directors?

              The KKR Shareholders may nominate directors pursuant to the shareholders' agreement discussed above under "How are directors identified and nominated." Other shareholders can nominate directors by following the procedures outlined in our Bylaws. In short, the shareholder must deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072 for receipt no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the prior year's annual meeting. However, if the meeting is held more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting. If the first public announcement of the annual meeting date is less than 100 days prior to the date of such annual meeting, the notice must be received by the 10th day following the day on which the public announcement was made.

              The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee, which generally includes:

  •
  the nominee's name, age, business and residence addresses, and principal occupation or employment;

  •
  the class and number of shares of Dollar General stock beneficially owned by the nominee and by the shareholder proposing the nominee;

  •
  any other information relating to the nominee that is required to be disclosed in proxy solicitations with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

  •
  the name and address of the shareholder proposing the nominee, as they appear on our record books, and the name and address of the beneficial holder (if applicable);

  •
  any other interests of the proposing shareholder or the proposing shareholder's immediate family in the securities of Dollar General, including interests the value of which is based on increases or decreases in the value of securities of Dollar General or the payment of dividends by Dollar General;

  •
  a description of all compensatory arrangements or understandings between the proposing shareholder and each nominee; and

  •
  a description of all arrangements or understandings between the proposing shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

              You should consult our Bylaws, posted on the "Investor Information—Corporate Governance" portion of our website located at www.dollargeneral.com, for more detailed information regarding the process by which shareholders may nominate directors. No shareholder nominees have been proposed for this year's meeting, other than the nominee designated pursuant to the shareholders' agreement as discussed above.

What if a nominee is unwilling or unable to serve?

              That is not expected to occur. If it does, the persons designated as proxies on your proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

              There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers. See "Director Independence" below for a discussion of a familial relationship between Ms. Cochran and one of our non-executive officers.

What does the Board of Directors recommend?

              Our Board recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

Does Dollar General combine the positions of Chairman and CEO?

              Yes. Mr. Dreiling serves as CEO and Chairman of our Board of Directors. Mr. Dreiling's employment agreement with us provides that Dollar General shall recommend to the Board that he serve as the Chairman of the Board for as long as he is employed under such agreement.

              The Board believes combining these roles provides an efficient and effective leadership model for Dollar General because, given his day-to-day involvement with and intimate understanding of our specific business, industry and management team, Mr. Dreiling is particularly suited to effectively identify strategic priorities, lead the discussion and execution of strategy, and facilitate information flow between management and the Board. The Board further believes that combining these roles fosters clear accountability, effective decision-making, and alignment on the development and execution of corporate strategy. To promote effective independent oversight, the Board has adopted a number of governance practices, including:

    •
    Ensuring the opportunity for executive sessions of the independent directors after each regularly scheduled Board meeting. Mr. Bryant has been chosen to preside over these sessions.

    •
    Ensuring the opportunity for executive sessions of the non-management directors after each regularly scheduled Board meeting. The Board has chosen Mr. Calbert to preside over these sessions and has designated him to serve as the lead director.

    •
    Conducting annual performance evaluations of Mr. Dreiling by our Board committee responsible for compensation matters (the "Compensation Committee"), which was our combined Compensation, Nominating and Governance Committee prior to April 1, 2013, and since April 1, 2013 is a separate Compensation Committee, the results of which are reviewed with the Board.

    •
    Conducting annual Board and committee performance evaluations.

              The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

Does Dollar General have a management succession plan?

              Yes. Our Corporate Governance Guidelines require our Board of Directors to coordinate with our CEO to ensure that a formalized process governs long-term management development and succession, including succession in the event of an emergency or the retirement of our CEO. Our Board formally reviews our management succession plan at least annually. Our comprehensive program encompasses not only our CEO and other executive officers but all employees through the front-line supervisory level. The program focuses on key succession elements, including identification of potential successors for positions where it has been determined that internal succession is appropriate, assessment of each potential successor's level of readiness, and preparation of individual growth and development plans. With respect to CEO succession planning, the Company's long-term business strategy is also considered. In addition, we maintain at all times, and review with the Board periodically, a confidential procedure for the timely and efficient transfer of the CEO's responsibilities in the event of an emergency or his sudden incapacitation or departure.

Are there share ownership guidelines for Board members and senior officers?

              Yes. Share ownership guidelines for Board members and senior officers, summarized below, are included in our Corporate Governance Guidelines. Please see the Corporate Governance Guidelines for details of the share ownership guidelines.

              For Board members, the guideline is 3 times the annual cash retainer payable for service on our Board as in effect on January 1, 2011 (or, if later, the date on which the director joined or joins our Board) to be achieved within 5 years of August 24, 2011 (or, if later, the date on which the director joined or joins our Board).

              For senior officers, the guideline is a multiple, as set forth below, of the officer's annual base salary as in effect on April 1, 2013 (or, if later, the officer's hire or promotion date) to be achieved within 5 years of the later of April 1, 2013 or the April 1 next following such person's hire or promotion date.

Officer Level	Multiple of Base Salary
CEO	5X
EVP	3X
SVP	2X

What is Dollar General's policy regarding Board member attendance at the annual meeting?

              Our Board of Directors has adopted a policy that all directors should attend annual shareholders' meetings unless attendance is not feasible due to unavoidable circumstances. All Board members serving at the time attended the 2012 annual shareholders' meeting.

Does the Board have standing Audit, Compensation and Nominating Committees?

              Yes. Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board has adopted a written charter for each of these committees which are available on the "Investor Information—Corporate Governance" portion of our website located at www.dollargeneral.com.

              The Board has determined that all current members of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. Prior to April 2013, when the Compensation Committee did not consist solely of independent directors, the Board had established a subcommittee of the Compensation Committee consisting solely of independent directors (at various points in time including Messrs. Bryant, Rhodes and Rickard and Ms. Fili-Krushel) for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition, a subcommittee of our Nominating Committee consisting of Messrs. Bryant and Calbert oversaw the search for additional directors that was launched in January 2012.

              Current information regarding each of these committees is set forth below. Ms. Cochran joined the Audit Committee on December 5, 2012. Messrs. Calbert and Jones served on our combined Compensation, Nominating and Governance Committee (the "CNG Committee") until April 1, 2013, Mr. Agrawal served on the CNG Committee until June 26, 2012, Mr. Rickard served on the CNG Committee from June 26, 2012 to October 15, 2012, and Ms. Fili-Krushel joined the CNG Committee on October 15, 2012. Effective April 1, 2013, we separated our CNG Committee into a separate Compensation Committee and a Nominating and Governance Committee.

Name of Committee & Members	Committee Functions

AUDIT: Mr. Rickard, Chairman Mr. Bryant Ms. Cochran

•

Selects the independent registered public accounting firm

•

Pre-approves all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm

•

Reviews an annual report describing the independent registered public accounting firm's internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•

Annually evaluates the independent registered public accounting firm's qualifications, performance and independence

•

Discusses the audit scope and any audit problems or difficulties

•

Sets policies regarding the hiring of current and former employees of the independent registered public accounting firm

•

Discusses the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm

•

Discusses types of information to be disclosed in earnings press releases and provided to analysts and rating agencies

•

Discusses policies governing the process by which risk assessment and risk management is to be undertaken

•

Reviews disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting

•

Reviews internal audit activities, projects and budget

•

Establishes procedures for receipt, retention and treatment of complaints we receive regarding accounting or internal controls

•

Discusses with our general counsel legal matters having an impact on financial statements

•

Periodically reviews and reassesses the committee's charter

•

Provides information to our Board that may be relevant to the annual evaluation of the Board and its committees

•

Prepares the report required by the SEC to be included in our proxy statement

•

Evaluates and makes recommendations to our Board concerning shareholder proposals relating to matters of which the committee has expertise

Name of Committee & Members	Committee Functions

COMPENSATION: Mr. Bryant, Chairman Ms. Fili-Krushel Mr. Rhodes

•

Reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer

•

Determines the compensation of our executive officers and recommends the compensation of our directors

•

Recommends, when appropriate, changes to our compensation philosophy and principles

•

Oversees overall compensation and benefits programs

•

Recommends any changes in our incentive compensation and equity-based plans that are subject to Board approval

•

Oversees the evaluation of senior management

•

Reviews and discusses with management, prior to the filing of the proxy statement, the disclosure regarding executive compensation, including the Compensation Discussion and Analysis and compensation tables (in addition to preparing a report on executive compensation for the proxy statement)

•

Provides information to our Board that may be relevant to the annual evaluation of the Board and its committees

•

Evaluates and makes recommendations to our Board concerning shareholder proposals relating to matters of which the committee has expertise

•

Periodically reviews and reassesses the committee's charter

NOMINATING AND	• Develops and recommends criteria for selecting new directors
GOVERNANCE:	• Screens and recommends to our Board individuals qualified to become
Mr. Rhodes, Chairman Ms. Cochran Ms. Fili-Krushel

    members of our Board

•

Recommends the structure and membership of Board committees

•

Recommends persons to fill Board and committee vacancies

•

Develops and recommends Corporate Governance Guidelines

•

Oversees the evaluation of the Board

•

Evaluates and makes recommendations to our Board concerning shareholder proposals relating to matters of which the committee has expertise

•

Periodically reviews and reassesses the committee's charter

Does Dollar General have an audit committee financial expert serving on its Audit Committee?

              Yes. Our Board has designated Mr. Rickard and Ms. Cochran as audit committee financial experts and has determined that each is independent as defined in NYSE listing standards and in our Corporate Governance Guidelines. Such experts have the same responsibilities as the other Audit Committee members. They are not our auditors or accountants, do not perform "field work" and are not employees. The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an "expert" for any purpose.

How often did the Board and its committees meet in 2012?

              During 2012, our Board, Audit Committee, and CNG Committee met 7, 4, and 5 times, respectively. Each director attended at least 75% of the total of all meetings of the Board and all committees (including ad hoc committees) on which he or she served.

What is the Board's role in risk oversight?

              Our Board of Directors and its committees have an important role in our risk oversight process. Our Board regularly reviews with management our financial and business strategies, which reviews include a discussion of relevant material risks as appropriate. Our General Counsel also periodically reviews with the Board our insurance coverage and programs as well as litigation risks.

              The Audit Committee discusses our policies with respect to risk assessment and risk management, primarily through oversight of our enterprise risk management program. Our Internal Audit department coordinates that program, which entails review and documentation of our comprehensive risk management practices. The program evaluates internal and external risks, identifies mitigation strategies, and assesses the remaining residual risk. The program is updated through interviews with senior management and our Board, review of strategic initiatives, evaluation of the fiscal budget, review of upcoming legislative or regulatory changes, and review of other outside information concerning business, financial, legal, reputational, and other risks. Semi-annually the results are presented to the Audit Committee. Quarterly, the categories with high residual risk, along with their mitigation strategies, are discussed individually.

              Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation program. In addition, as discussed under "Executive Compensation—Compensation Risk Considerations" below, the Compensation Committee also participates in periodic assessments of the risks relating to our overall compensation programs.

              While the Audit Committee and the Compensation Committee oversee the risk areas identified above, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Our Board believes this division of risk management responsibilities effectively addresses the risks facing Dollar General. Accordingly, the risk oversight role of our Board and its committees has not had any effect on our Board's leadership structure.

How can I communicate with the Board of Directors?

              Our Board-approved process for security holders and other interested parties to contact the Board, a particular director, or the non-management directors or the independent directors as a group is described on www.dollargeneral.com under "Investor Information—Corporate Governance."

Where can I find more information about Dollar General's corporate governance practices?

              Our governance-related information is posted on www.dollargeneral.com under "Investor Information—Corporate Governance," including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, and the names of the persons chosen to lead the executive sessions of the non-management directors and of the independent directors. This information is available in print to any shareholder who sends a written request to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

DIRECTOR COMPENSATION

              The following table and text discuss the compensation paid to each of our non-employee Board members for 2012. Mr. Dreiling was not separately compensated for his service on the Board; his compensation for service as our CEO is discussed under "Executive Compensation" below. We have omitted the columns pertaining to non-equity incentive plan compensation and nonqualified deferred compensation earnings because they are inapplicable.

Fiscal 2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Raj Agrawal	75,000	51,780	56,495	—	183,275
Warren F. Bryant	84,000	51,780	56,495	—	192,275
Michael M. Calbert	92,500	51,780	56,495	—	200,775
Sandra B. Cochran	5,503	—	—	—	5,503
Patricia D. Fili-Krushel	15,897	49,570	53,239	—	118,706
Adrian Jones	75,000	51,780	56,495	—	183,275
William C. Rhodes, III	84,000	51,780	56,495	—	192,275
David B. Rickard	95,500	51,780	56,495	—	203,775

(1)
In addition to the annual Board retainer, each director received payment for the following number of excess meetings: Mr. Bryant (6); Mr. Rhodes (6); and Mr. Rickard (2). Messrs. Calbert and Rickard received an annual retainer for service as the CNG Committee Chairman and the Audit Committee Chairman, respectively.

(2)
Represents the aggregate grant date fair value of restricted stock units awarded to each director (other than Mss. Cochran and Fili-Krushel) on June 1, 2012, and to Ms. Fili-Krushel on December 4, 2012, in each case computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 11 of the annual consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 1, 2013, filed with the SEC on March 25, 2013 (our "2012 Form 10-K"). As of February 1, 2013, each director had 1,757 total unvested restricted stock units outstanding, except for Mss. Cochran and Fili-Krushel who respectively had 0 and 1,034 total unvested restricted stock units outstanding.

(3)
Represents the aggregate grant date fair value of stock options awarded to each director other than Mss. Cochran and Fili-Krushel on June 1, 2012, and to Ms. Fili-Krushel on December 4, 2012, in each case computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 11 of the annual consolidated financial statements in our 2012 Form 10-K. As of February 1, 2013, each director had 12,923 total unexercised stock options outstanding (whether or not then exercisable), except for Mr. Rickard and Mss. Cochran and Fili-Krushel who respectively had 12,680, 0 and 4,059 total unexercised stock options outstanding (whether or not then exercisable).

(4)
Perquisites and personal benefits, if any, totaled less than $10,000 per director.

              The Compensation Committee is responsible for recommending the form and amount of director compensation for consideration and approval by our Board. The Committee may consult with Meridian Compensation Partners, its independent consultant ("Meridian"), regarding the form and amount of director compensation and also welcomes the input of our CEO and our Chief People Officer, but the Committee and the Board retain and exercise ultimate decision-making authority regarding director compensation. We do not compensate for Board service any director who also serves as our employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.

              For 2012, each non-employee director received quarterly payment (prorated as applicable) of the following cash compensation, as applicable:

    •
    $75,000 annual retainer for service as a Board member;

    •
    $17,500 annual retainer for service as chairman of the Audit Committee;

    •
    $17,500 annual retainer for service as chairman of the CNG Committee; and

    •
    $1,500 for each Board or committee meeting in excess of an aggregate of 12 that a director attends during each fiscal year.

              In addition, except as provided below, each non-employee director received an annual equity award under our Amended and Restated 2007 Stock Incentive Plan with an estimated value of $125,000 on the grant date, as determined by Meridian using economic variables such as the trading price of our common stock, expected volatility of the stock trading prices of similar companies, and the terms of the awards. Sixty percent of this value consisted of non-qualified stock options to purchase shares of our common stock ("Options") and 40% consisted of restricted stock units payable in shares of our common stock ("RSUs"). The Options will vest as to 25% of the Options and the RSUs will vest as to 33 1/3% of the award on each of the first four and three anniversaries of the grant date, respectively, in each case subject to the director's continued service on our Board. Directors may elect to defer receipt of shares underlying the RSUs. Ms. Cochran received her annual equity award in March 2013 consistent with these terms and parameters.

              We anticipate granting similar equity awards annually to those non-employee directors who are elected or reelected at each applicable shareholders' meeting. Any new director appointed after the annual shareholders' meeting but before February 1 of a given year, as was the case with Mss. Cochran and Fili-Krushel, will receive a full equity award no later than the first regularly scheduled Compensation Committee meeting following the date on which he or she is appointed. Any new director appointed on or after February 1 of a given year but before the next annual shareholders' meeting shall be eligible to receive the next regularly scheduled annual award.

              The compensation program described above was similar to that in place in 2011 but was slightly revised for 2012 as a result of a market benchmarking review. In 2011, after reviewing with Meridian our Board compensation program relative to our market comparator group, the Compensation Committee determined that 2011 total compensation was approximately 29% below the market median, with the shortfall in the equity component. Accordingly, the Committee recommended, and the Board approved, a $50,000 increase in the estimated value of the equity component of Board compensation (from $75,000 to $125,000) effective June 2012.

              Effective April 1, 2013, we separated our CNG Committee into a Compensation Committee and a Nominating and Governance Committee. We also named a lead director effective March 19, 2013. The Compensation Committee Chairman, the Nominating and Governance Committee Chairman, and the lead director will receive an annual retainer of $15,000, $10,000, and $17,500, respectively.

DIRECTOR INDEPENDENCE

Is Dollar General subject to the NYSE governance rules regarding director independence?

              Yes. A majority of our directors must be independent in accordance with the independence requirements set forth in the NYSE listing standards. In addition, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of the Audit Committee, with SEC rules. The NYSE listing standards define specific relationships that disqualify directors from being independent and further require that for a director to qualify as "independent," the Board must affirmatively determine that the director has no material relationship with our company. The SEC's rules contain a separate definition of independence for members of audit committees and the NYSE listing standards contain a separate definition (to take effect in 2013) of independence for compensation committees.

How does the Board determine director independence?

              The Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the "Investor Information—Corporate Governance" portion of our website located at www.dollargeneral.com.

              The Board first analyzes whether any director or director nominee has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board, Audit Committee, Compensation Committee or Nominating and Governance Committee purposes. The Board then analyzes any relationship of the remaining eligible directors and nominees to Dollar General or to our management that falls outside the parameters of the Board's separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director or nominee who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards). Any director who has a material relationship is not considered to be independent. The Board does not consider or analyze any relationship that falls within the parameters of the Board's separately adopted categorical independence standards.

Are all of the current directors and nominees independent?

              No. Our Board of Directors consists of Raj Agrawal, Warren Bryant, Mike Calbert, Sandra Cochran, Richard Dreiling, Patricia Fili-Krushel, Adrian Jones, Bill Rhodes and Dave Rickard. Messrs. Bryant and Rickard and Ms. Cochran serve on our Audit Committee, Messrs. Bryant and Rhodes and Ms. Fili-Krushel serve on our Compensation Committee, and Mr. Rhodes and Mss. Cochran and Fili-Krushel serve on our Nominating and Governance Committee.

              Our Board of Directors has affirmatively determined that Messrs. Bryant, Rhodes and Rickard and Mss. Cochran and Fili-Krushel, but not Messrs. Agrawal, Calbert, Dreiling or Jones, are independent from our management under both the NYSE's listing standards and our additional standards. Except as described below, any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by our Board. The Board has also determined that the currently serving members of the Audit Committee and the Compensation Committee meet the independence standards for membership on those Board committees set forth in the NYSE listing standards (including the additional requirements for the Compensation Committee to take effect in 2013) and, as to the Audit Committee, SEC rules.

              Ms. Cochran's brother, Stephen Brophy, has served as a Vice President of the Company (a non-executive position) since 2009. For 2012, Mr. Brophy earned from the Company total cash compensation of less than $300,000. In addition, Mr. Brophy received from the Company on March 20, 2012 an equity award of 4,729 non-qualified stock options to purchase shares of the Company's Common Stock and a target award of 825 performance share units (814 of which were earned as a result of the Company's level of achievement of applicable financial performance measures for 2012) and on March 18, 2013 an equity award of 2,999 non-qualified stock options to purchase shares of the Company's Common Stock, between 0 and 1,414 performance share units, with a targeted amount of 707 (the exact amount to be determined based upon the Company's fiscal 2013 financial performance), and 711 restricted stock units, in each case on terms substantially similar to awards described in the Company's Annual Proxy Statement filed with the SEC on April 5, 2012 and in this Proxy Statement. The Company does not expect Mr. Brophy's cash compensation for 2013 to materially differ from his 2012 cash compensation.

              Mr. Brophy also participates in employee benefits plans and programs available to our other full time employees. Ms. Cochran does not participate in any consideration or decision-making related to Mr. Brophy's compensation or performance evaluations. Mr. Brophy's cash compensation was approved by the Compensation Committee pursuant to the Company's related party transaction approval policy.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Does the Board have a policy for the review, approval or ratification of related-party transactions?

              Yes. Our Board of Directors has adopted a written policy for the review, approval or ratification of "related party" transactions. A "related party" for this purpose includes our directors, director nominees, executive officers and greater than 5% shareholders, and any of their immediate family members, and a "transaction" includes one in which (1) the total amount may exceed $120,000, (2) Dollar General is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

              Pursuant to this policy and subject to certain exceptions identified below, all known related party transactions require prior Board approval. In addition, at least annually after receiving a list of immediate family members and affiliates from our directors, executive officers and greater than 5% shareholders, the Corporate Secretary inquires of relevant internal departments to determine whether any transactions were unknowingly entered into with a related party and presents a list of such transactions, subject to certain exceptions identified below, to the Board for review.

              As Chairman and Chief Executive Officer, Mr. Dreiling is authorized to approve a related party transaction in which he is not involved if the total amount is expected to be less than $1 million and he informs the Board of such transactions. The following transactions are deemed pre-approved without Board review or approval:

    •
    Transactions with a related party that is an entity, including one having a relationship to a related party, if the total amount does not exceed the greater of $1 million or 2% of that entity's annual consolidated revenues (total consolidated assets in the case of a lender) and no related party who is an individual participates in the actual provision of services or goods to, or negotiations with, us on the entity's behalf or receives special compensation or benefit as a result.

    •
    Charitable contributions if the total amount does not exceed 2% of the recipient's total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

    •
    Transactions where the interest arises solely from share ownership in Dollar General and all of our shareholders receive the same benefit on a pro rata basis.

    •
    Transactions where the rates or charges are determined by competitive bid.

    •
    Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

    •
    Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

    •
    Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, or ordinary course business travel expenses and reimbursements, or compensatory arrangements to directors, director nominees or officers that have been approved by the Board or an authorized committee.

              The policy prohibits the related party from participating in any discussion or approval of the transaction and requires the related party to provide to the Board all material information concerning the transaction.

What related-party transactions existed in 2012 or are planned for 2013?

              We describe below the transactions that have occurred since the beginning of 2012, and any currently proposed transactions, that involve Dollar General and exceed $120,000, and in which a related party had or has a direct or indirect material interest. In addition, we describe below certain other relationships between Dollar General and related parties in which a related party has an interest that may not be material.

              Relationships with Management.    Simultaneously with the closing of our 2007 merger and thereafter through May 2011, we, Buck Holdings L.P. and certain of our employees (collectively, "management shareholders") entered into shareholder's agreements (each, a "Management Stockholder's Agreement") that impose significant restrictions on transfer of covered shares of our common stock held by the management shareholders. Generally, shares are nontransferable prior to the fifth anniversary of either the closing date of our 2007 merger or a later specified date (depending on the terms of the applicable agreement) except (i) sales pursuant to an effective registration statement filed by us under the Securities Act of 1933 (the "Securities Act") in accordance with the Management Stockholder's Agreement, (ii) a sale to certain permitted transferees, or (iii) as otherwise permitted by our Board of Directors or pursuant to a waiver of the transfer restrictions; provided, that, in the event KKR or its affiliates transfer their limited partnership units to a third party, such transfer restrictions shall lapse with respect to the same proportion of shares of common stock owned by a management shareholder as the proportion of limited partnership units transferred by KKR and such affiliates relative to the aggregate number of limited partnership units they owned prior to such transfer. Following our initial public offering in 2009, we amended the Management Stockholder's Agreements to exclude from the transfer restrictions any shares acquired in the open market or through the directed share program administered as part of the initial public offering. Shares acquired by executive officers in the open market or through the directed share program will still be subject to any lock-up arrangements with the underwriters of any public offering of shares. Limited waivers of the transfer restrictions on a certain percentage of the shares subject to the Management Stockholder's Agreement have been granted since 2009, and a complete waiver of all remaining transfer restrictions, including those applicable to Mr. Vasos and to two other of our Executive Vice Presidents, Messrs. Flanigan and Ravener, was granted on February 1, 2013. These transfer restrictions had expired for a significant number of management shareholders, including some of our executive officers (Messrs. Dreiling and Tehle and Mss. Lanigan and Elliott) in July 2012.

              In the event that a registration statement is filed with respect to our common stock, the Management Stockholder's Agreement prohibits management shareholders from selling shares not included in the registration statement from receipt of notice that we have filed or intend to file such registration statement until 180 days (in the case of an initial public offering) or 90 days (in the case of any other public offering) of the effective date of the registration statement, unless the underwriters, if any, agree to a shorter period. The Management Stockholder's Agreement also enables the management shareholder to cause us to repurchase his or her covered stock and vested options in the event of his or her death or disability, and enables us to cause the management shareholder to sell his or her covered stock or options to us upon certain termination events, all for the period of time specified in the Management Stockholder's Agreement. These put and call rights expired for a significant number of the management shareholders, including some of our executive officers (Messrs. Dreiling and Tehle and Mss. Lanigan and Elliott), in July 2012 and are scheduled to expire for our remaining covered executive officers at various points in 2013.

              Certain members of senior management, including our executive officers other than Mr. Sparks (the "Senior Management Shareholders"), have limited "piggyback" registration rights with respect to their shares of our common stock in the event that certain investors sell, or cause to be sold, shares of our common stock in a public offering. Such rights may be voluntarily extended to other members of management as determined by our Board in connection with any given future such sale by certain investors. See the description of the registration rights agreement under "Relationships with the Investors" below. During 2010, we amended these rights to allow for their accumulation by any employee entitled, but who elects not, to exercise such rights in a given offering. The Senior Management Shareholders waived their piggyback registration rights arising from our initial public offering in 2009 in consideration of our releasing them from the transfer restrictions contained in the Management Stockholder's Agreements after the expiration of a 180-day restricted period with respect to a number of shares of our common stock equal to the number of shares that such Senior Management Shareholders could have required us to register in connection with our initial public offering.

              See "Director Independence" for a discussion of a familial relationship between Ms. Cochran and one of our non-executive officers and compensation paid to that officer during 2012 and 2013.

              Interlocks.    Mr. Dreiling serves as a manager of Buck Holdings, LLC for which Messrs. Calbert, Agrawal and Jones (each of whom served on our CNG Committee for all or part of 2012) serve as managers.

              Relationships with the Investors.    In connection with our initial public offering in 2009, we entered into a shareholders' agreement with affiliates of each of KKR and Goldman, Sachs & Co. Among its other terms, the shareholders' agreement establishes certain rights with respect to our corporate governance, including the designation of directors. For additional information regarding those rights, see "How are directors identified and nominated" elsewhere in this document.

              In July 2007, we and Buck Holdings, L.P. entered into an indemnification agreement with KKR and Goldman, Sachs & Co. pursuant to which we agreed to provide customary indemnification to such parties and their affiliates in connection with certain claims and liabilities incurred in connection with certain transactions involving such parties, including the financing for our 2007 merger and pursuant to services provided under our sponsor advisory agreement with such parties that was entered into in 2007 and terminated in 2009.

              In connection with our 2007 merger, we entered into a registration rights agreement with Buck Holdings, L.P., Buck Holdings, LLC, KKR and Goldman, Sachs & Co. (and certain of their affiliated investment funds), among certain other parties. Pursuant to this agreement, investment funds affiliated with KKR have an unlimited number of demand registration rights and investment funds affiliated with Goldman, Sachs & Co. have two demand registration rights which can be exercised once a year. Pursuant to such demand registration rights, we are required to register with the SEC the shares of common stock beneficially owned by them through Buck Holdings L.P. for sale by them to the public, provided that each of them hold at least $100 million in registrable securities and such registration is reasonably expected to result in aggregate gross proceeds of $50 million. We are not obligated to file a registration statement relating to any request to register shares pursuant to such demand registration rights without KKR's consent within a period of 180 days after the effective date of any other registration statement we file pursuant to such demand registration rights. In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on behalf of us or the investment funds as described above, we must give notice of such registration to all parties to the registration rights agreement, including the Senior Management Shareholders, and such persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration. In each such event, we are required to pay the registration expenses.

              Pursuant to this registration rights agreement and the demand registration rights thereunder, secondary offerings of our common stock were completed in April, June and October 2012 and April 2013 for which affiliates of KKR and of Goldman, Sachs & Co. served as underwriters. Dollar General did not sell shares of common stock, receive proceeds, or pay any underwriting fees in connection with any of these secondary offerings, but paid resulting aggregate expenses of approximately $1.4 million in connection with the 2012 secondary offerings and expects to pay resulting aggregate expenses of approximately $0.5 million in connection with the April 2013 secondary offering. Certain members of our management, including certain of our executive officers, exercised registration rights in connection with such offerings. The underwriters, including affiliates of KKR and Goldman, Sachs & Co., waived their fee for members of our management who participated in the October 2012 and the April 2013 secondary offerings. To the extent additional secondary offerings of our common stock are completed in fiscal 2013, we expect affiliates of KKR and Goldman, Sachs & Co. to serve as underwriters and for us to pay resulting expenses, in each case consistent with the 2012 and April 2013 secondary offerings.

              Concurrent with the closing of the April 2012 secondary offering and pursuant to a Share Repurchase Agreement between Dollar General and Buck Holdings L.P., dated March 25, 2012, Dollar General purchased 6,817,311 shares of Common Stock from Buck Holdings L.P. for an aggregate purchase price of $300 million, or $44.00562 per share which represents the per share price to the public in the secondary offering less underwriting discounts and commissions. Of such shares, affiliates of KKR and Goldman, Sachs & Co. sold to Dollar General 3,552,787 and 1,478,274 shares for proceeds of $156.3 million and $65.1 million, respectively.

              In addition, pursuant to a Share Repurchase Agreement between Dollar General and Buck Holdings, L.P., dated September 25, 2012, Dollar General purchased 4,929,508 shares of Common Stock from Buck Holdings, L.P. for an aggregate purchase price of $250 million, or $50.715 per share which represents the per share price to the public in the October 2012 secondary offering less underwriting discounts and commissions. Of such shares, affiliates of KKR and Goldman, Sachs & Co. sold to Dollar General 2,567,370 and 1,068,254 shares for proceeds of approximately $130.2 million and $54.2 million, respectively. The closing of such share repurchase was conditioned upon the receipt of the consent of the requisite lenders under our senior secured credit facilities and the consummation of the October 2012 secondary offering. In connection with the closing of such repurchase transaction, Buck Holdings, L.P. reimbursed Dollar General approximately $1.7 million for lender fees incurred in obtaining such consent as further described below. Affiliates of KKR are and affiliates of Goldman, Sachs & Co. may be lenders under the term loan and, as such, each would have received a pro-rata portion of such fee.

              Each of the share repurchase transactions with Buck Holdings, L.P. described above was part of an overall Board-authorized share repurchase program and was specifically reviewed and approved by a special committee of our Board made up entirely of independent directors.

              Affiliates of KKR are and Goldman, Sachs & Co. may be lenders under our senior secured term loan facility, which had a $2.3 billion principal amount at inception and a principal balance as of February 1, 2013 of approximately $2.0 billion. Goldman Sachs Credit Partners L.P. also served as syndication agent and joint lead arranger for the term loan facility. This term loan facility was entered into and subsequently amended (as discussed below) in the ordinary course of business and, as of the loan origination and subsequent amendment, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. We paid approximately $62.0 million of interest on the term loan during fiscal 2012.

              We amended this term loan facility in March 2012 to, among other things, extend the maturity of a portion of such facility from 2014 to 2017. An affiliate of each of KKR and Goldman, Sachs & Co., along with a third unaffiliated entity, acted as a joint lead arranger in connection with such term loan facility amendment for which each of the KKR and Goldman, Sachs & Co. affiliates received a fee from Dollar General of approximately $440,000. As disclosed above, in connection with the October 2012 share repurchase from Buck Holdings, L.P., we further amended this term loan facility in October 2012 to add additional capacity for Dollar General to repurchase, redeem or otherwise acquire shares of its capital stock, not to exceed $250 million. Dollar General incurred a fee associated with such amendment, which was reimbursed by Buck Holdings, L.P. as discussed above.

              Goldman, Sachs & Co. was a counterparty to an amortizing interest rate swap, entered into in connection with the senior secured term loan facility, which matured on July 31, 2012. Such interest rate swap had a notional amount of $103.3 million immediately prior to its maturity date. We paid Goldman, Sachs & Co. approximately $2.5 million in fiscal 2012 pursuant to this swap.

              In March 2012, we amended our senior secured asset-based revolving credit facility to, among other things, increase the maximum total commitment to $1.2 billion. An affiliate of Goldman, Sachs & Co. (among other entities) serves as lender and served as documentation agent and joint lead arranger under such facility. This amended revolving credit facility was entered into in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. We paid approximately $6.0 million of interest on the revolving credit facility during fiscal 2012.

              As disclosed above, in connection with the October 2012 share repurchase from Buck Holdings, L.P., we further amended this revolving credit facility in October 2012 to add additional capacity for Dollar General to repurchase, redeem or otherwise acquire shares of its capital stock, not to exceed $250 million.

              In July 2012, pursuant to an indenture dated as of July 12, 2012 (the "Senior Indenture"), we issued $500 million aggregate principal amount of 4.125% senior notes due 2017 (the "Senior Notes") which mature on July 15, 2017. As joint book-running managers in connection with the issuance of the Senior Notes, an affiliate or affiliates of each of KKR and Goldman Sachs & Co. received an equivalent share of approximately $2.3 million during fiscal 2012.

              Dollar General paid approximately $185,000 to Goldman, Sachs & Co. for brokerage services in connection with the Company's open market share repurchases in September 2012 under a Board-authorized share repurchase program.

              As previously disclosed, the Company intends to effect a refinancing of its existing senior secured credit facilities in the first quarter of fiscal 2013. The Company expects affiliates of each of KKR and Goldman, Sachs & Co. to participate in various capacities and receive customary fees consistent with prior financings.

              Each of KKR and Goldman, Sachs & Co., either directly or through affiliates, has ownership interests in a broad range of companies ("Portfolio Companies") with whom we may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies is significant enough to be considered material to KKR or Goldman, Sachs & Co. or to our business or shareholders. In 2012, the largest amount paid to a Portfolio Company was approximately $95.8 million paid to a KKR Portfolio Company in the ordinary course of business for the purchase of merchandise for resale. This amount represented less than 3.0% of the vendor's revenues for its last completed fiscal year and less than 1.0% of our revenues for 2012.

              Our Board members, Messrs. Calbert and Agrawal, serve as executives of KKR, while our Board member, Mr. Jones, serves as a Managing Director of Goldman, Sachs & Co. KKR and certain affiliates of Goldman, Sachs & Co. indirectly own, through their investment in Buck Holdings, L.P., a significant percentage of our common stock.

EXECUTIVE COMPENSATION

              We refer to the persons listed in the Summary Compensation Table below as our "named executive officers." References to the "merger" or the "2007 merger" mean our merger that occurred on July 6, 2007 as a result of which substantially all of our common stock became owned by Buck Holdings, L.P. ("Buck LP"), a Delaware limited partnership controlled by investment funds affiliated with KKR.

Compensation Discussion and Analysis

Executive Overview

              The overarching goal of our executive compensation program is to serve the long-term interests of our shareholders. A competitive executive compensation package is critical for us to attract, retain and motivate persons who we believe have the ability and desire to deliver superior shareholder returns. We strive to balance the short-term and long-term components of our executive compensation program to incent achievement of both our annual and long-term business strategies, to pay for performance and to maintain our competitive position in the market in which we compete for executive talent. We believe the success of our program is evidenced by the following key financial and operating results for 2012 (2012 was a 52-week year and 2011 was a 53-week year):

    •
    Total sales increased 8.2% over 2011. Sales in same-stores increased 4.7% following a 6.0% increase in 2011.

    •
    Operating profit increased 11.0% to $1.66 billion, or 10.3% of sales, compared to $1.49 billion, or 10.1% of sales, in 2011.

    •
    We reported net income of $953 million, or $2.85 per diluted share, compared to net income of $767 million, or $2.22 per diluted share, in 2011.

    •
    We generated approximately $1.13 billion of cash flows from operating activities, an increase of 8% compared to 2011.

    •
    We opened 625 new stores, remodeled or relocated 592 stores, and closed 56 stores, resulting in a store count of 10,506 on February 1, 2013.

    •
    Adjusted EBITDA, as defined and calculated for purposes of our annual Teamshare bonus program, our outstanding performance-based stock option awards and our outstanding performance share unit awards, was $1.99 billion versus $1.85 billion in 2011.

    •
    ROIC, as defined and calculated for purposes of our annual Teamshare bonus program and our outstanding performance share unit awards, was 21.06%.

              2011 Say on Pay Vote.    In 2011 our shareholders voted on an advisory basis with respect to our compensation program for named executive officers. Of the total votes cast (excluding abstentions and broker non-votes), 96.5% were cast in support of the program. We continue to view this vote as supportive of our compensation policies and decisions and, accordingly, do not believe the results required consideration of changes to our compensation program in 2012 or 2013.

              The most significant compensation-related actions or achievements in 2012 pertaining to our named executive officers include:

    •
    Our shareholders voted to approve revisions to our 2007 Stock Incentive Plan to generally prohibit, without shareholder approval, the repricing of any stock option or stock appreciation right, prohibit dividend equivalent rights on unearned or unvested performance share grants, add a compensation "clawback" provision, and extend the term of such Plan.

    •
    Our shareholders voted to approve revisions to our Annual Incentive Plan to increase the cash maximum payable under such Plan for purposes of deductibility under Internal Revenue Code Section 162(m), add the ability to measure performance at operating divisions or units and to consider relative performance measures, and add a compensation "clawback" provision.

    •
    Our Board approved share ownership guidelines for our senior officers, including the named executive officers, to further enhance alignment with shareholders' interests.

    •
    In March 2012, the 162(m) Subcommittee of our Compensation Committee awarded Mr. Dreiling 326,037 performance-based restricted shares both to further incent him to continue to drive superior financial performance and to retain him in light of the full vesting of his 2008 equity award and the July 2012 expiration of the equity transfer restrictions under his Management Stockholder's Agreement.

    •
    We implemented a new long-term equity incentive program that is more in line with the equity grant practices of our market comparator group and that we believe will further our recruiting and retention objectives.

    •
    After reviewing practices of our market comparator group and considering current governance best practices, our Compensation Committee authorized one-time base salary adjustments for each of our officers, including our named executive officers, in exchange for the elimination of tax reimbursements and tax gross-ups on Company-provided life insurance and financial services, as applicable. Mr. Dreiling received a further one-time base salary adjustment in exchange for waiving his rights under his employment agreement for gross-ups on taxes for professional club memberships and legal consultation fees relating to future amendments to his employment agreement.

    •
    In April 2012, each of Mr. Tehle and Ms. Lanigan entered into the new form of employment agreement, which form was developed in 2011 to, among other things, contemplate the elimination of the Internal Revenue Code Section 280G tax gross-up provision effective April 1, 2015. These agreements replaced the prior agreements which were expiring in order to help retain such officers in light of the full vesting of their 2007 equity awards.

    •
    In March 2012, Mr. Sparks entered into an employment agreement which does not contain the Internal Revenue Code Section 280G tax gross-up provision.

    •
    We achieved adjusted EBITDA and ROIC performance levels at 97.3% and 111.0% of the targeted levels under our Teamshare bonus program.

    •
    The 2012 tranche of the outstanding performance-based equity awards granted prior to 2012 vested as a result of our achievement of the 2012 adjusted EBITDA performance goal, and our level of adjusted EBITDA and ROIC achieved for 2012 resulted in determination of performance share unit amounts, granted in March 2012, of slightly less than target.

Executive Compensation Philosophy and Objectives

              We strive to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. The material compensation principles applicable to the 2012 and 2013 compensation of our named executive officers included the following, all of which are discussed in more detail in "Elements of Named Executive Officer Compensation" below:

    •
    We generally target total compensation at the benchmarked median total compensation of comparable positions within our market comparator group, but we make adjustments based on circumstances, such as unique job descriptions and responsibilities as well as our particular niche in the retail sector, that are not reflected in the market data. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median of our market comparator group.

    •
    We set base salaries to reflect the responsibilities, experience, performance and contributions of the named executive officers and the salaries for comparable benchmarked positions, subject to minimums set forth in employment agreements.

    •
    We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

    •
    We promote share ownership to align the interests of our named executive officers with those of our shareholders.

              We utilize employment agreements with the named executive officers which, among other things, set forth minimum levels of certain compensation components. We believe such arrangements are a common protection offered to named executive officers at other companies and help to ensure continuity and aid in retention. The employment agreements also provide for standard protections to both the executive and Dollar General should the executive's employment terminate.

Named Executive Officer Compensation Process

              Oversight.    Our Board of Directors has delegated responsibility for executive compensation to its Compensation Committee. The Compensation Committee approves the compensation of our named executive officers, while its subcommittee consisting entirely of independent directors at such times as the Compensation Committee did not consist entirely of independent directors (the "162(m) Subcommittee") approves any portion that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code or that is intended to be exempt for purposes of Section 16(b) of the Securities Exchange Act of 1934.

              Use of Outside Advisors.    The Compensation Committee has selected Meridian Compensation Partners ("Meridian") to serve as its independent compensation consultant. Meridian (including its predecessor Hewitt Associates) has served as the Committee's consultant since our 2007 merger. The written agreement with Meridian details the terms and conditions under which Meridian will provide independent advice to the Committee in connection with matters pertaining to executive and director compensation. Under the agreement, the Committee (or its chairman) shall determine the scope of Meridian's services. The approved scope generally includes attendance at select Committee meetings and associated preparation work, risk assessment assistance, guiding the Committee's decision making with respect to executive and Board of Directors compensation matters, providing advice on our executive pay philosophy, compensation peer group, incentive plan design and employment agreement design, providing competitive market studies, and apprising the Committee about emerging best practices and changes in the regulatory and governance environment. In 2012, the Committee decreased the amount of work performed by Meridian, primarily with respect to benchmarking and risk assessment assistance, which work was performed by management.

              Meridian did not provide any services to the Company in 2012 unrelated to Board or executive compensation.

              A Meridian representative attends such Committee meetings and private sessions as requested by the Committee. The Committee's members are authorized to consult directly with the consultant at other times as desired. During 2012, the Committee's Chairman periodically consulted directly with Mr. Bob Ravener, our Executive Vice President and Chief People Officer, and other non-executive members of our human resources group, in connection with named executive officer compensation (as described below under "Management's Role"). In an effort to decrease costs, the Committee chose to rely more heavily upon management than it had in prior years to provide benchmarking data and resulting recommendations with respect to 2012 and 2013 annual base salary and short-term cash incentive decisions. Meridian, along with management, assisted the Committee in developing the new long-term annual incentive program and provided detailed data from the market comparator group upon which the Committee relied in determining the size of the grants under the program.

              The Committee assessed the independence of Meridian pursuant to SEC rules and did not identify any relationships that could be viewed as conflicts of interest.

              Management's Role.    Mr. Ravener and non-executive members of the human resources group have assisted Meridian in gathering and analyzing relevant competitive data and identifying and evaluating various alternatives for named executive officer compensation (including his own). At the Compensation Committee's request, management's role in collecting this type of data expanded beginning in 2012, including increased reliance on management with respect to recommendations for certain portions of 2012 and 2013 executive compensation. Messrs. Dreiling and Ravener also discuss with the Committee their recommendations regarding named executive officer pay components, typically based on benchmarking data; however, Mr. Dreiling does not participate in the Committee's deliberations of his own compensation. Mr. Dreiling subjectively assesses performance of each of the other named executive officers (see "Use of Performance Evaluations" below).

              Although the Committee values and solicits such input from management, it retains and exercises sole authority to make decisions regarding named executive officer compensation.

              Use of Performance Evaluations.    Annually, the Compensation Committee assesses the performance of Mr. Dreiling, and Mr. Dreiling assesses the performance of each of the other named executive officers, in each case to determine each such officer's overall success in meeting or exhibiting certain enumerated factors, including our four publicly disclosed operating priorities and certain core attributes on which all of our employees are evaluated. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual factor.

              The Committee uses the performance evaluation results as an eligibility threshold for annual base salary increases and Teamshare bonus payments for named executive officers. A performance rating below "good" (i.e., "unsatisfactory" or "needs improvement") for the last completed fiscal year would generally preclude a named executive officer from receiving any annual base salary increase or Teamshare bonus payment (although the Committee retains discretion to approve a Teamshare bonus payment in the event of a "needs improvement" rating). The performance evaluation results have not been used to determine the amount of the Teamshare bonus payment for any named executive officer; rather, the Teamshare bonus amount is determined solely based upon the Company's level of achievement of pre-established financial performance measures and the terms of the Teamshare program (see discussion below). Each named executive officer received a satisfactory (i.e., "good," "very good," or "outstanding") overall performance evaluation with respect to each of 2011 and 2012 (Mr. Sparks was hired in 2012; accordingly, he was only subject to a performance evaluation for 2012).

              The performance evaluation results also may impact the amount of an officer's annual base salary increase. Any named executive officer who receives a satisfactory performance rating is given a percentage base salary increase that equals the overall budgeted increase for the Company's U.S.-based employee population unless:

    •
    the executive's performance evaluation relative to other executives supports a higher or lower percentage increase;

    •
    the market benchmarking data indicate that an upward market adjustment would more closely align compensation with the median of the market comparator group;

    •
    an additional or exceptional event occurs, such as an internal equity adjustment, a promotion or a change in responsibilities, or a similar one-time adjustment is required; and/or

    •
    the Committee believes any other reason justifies a variation from the overall budgeted increase.

              Actual annual base salary determinations are discussed under "Elements of Named Executive Compensation—Base Salary" below.

              Use of Market Benchmarking Data.    We pay compensation that is competitive with the external market for executive talent to attract and retain named executive officers who we believe will help improve our business. We believe that this primary talent market consists of retail companies with revenues both larger and smaller than ours and with business models similar to ours. Those companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours. Our market comparator group for 2012 compensation decisions consisted of AutoZone, Big Lots, Family Dollar, McDonald's, OfficeMax, PetSmart, Staples, J.C. Penney, The Gap, Macy's, Ross Stores, TJX Companies, Kohls, Starbucks, Limited Brands, Dollar Tree, Foot Locker, Safeway and Yum Brands.

              The market comparator group was modified in August 2011 by removing 7-Eleven, Collective Brands, Genuine Parts, Nordstrom, Blockbuster, and The Pantry and adding TJX Companies, Kohls, Starbucks, Limited Brands, Dollar Tree, Foot Locker and Safeway. We modified our market comparator group for 2012 to reposition the Company at the median of the group in terms of revenues, to ensure that the constituent companies more closely represent the retail companies with which we compete for executive talent, and to ensure that the group continues to include companies whose business models are similar to ours. However, we continued to use the 2011 market comparator group as a reference point in our 2012 base salary and short-term incentive decisions (other than for the CEO), as described below.

              For 2012 base salary and short-term cash incentive compensation decisions for the named executive officers, the Company averaged market data obtained from the most recently available proxies of the 2012 market comparator group, from a survey of our 2012 market comparator group conducted by Equilar and from a similar "aging" process of the data obtained in 2010 for the members of the 2011 market comparator group, aged an additional 2.7%, consistent with the Company's overall 2012 budget for merit increases. However, in the case of the CEO, the 2011 market comparator group data was not used; instead, to ensure the Compensation Committee was aware of any significant movement in CEO compensation levels within the market comparator group, Meridian provided survey data from the 2012 market comparator group. These three market data sources were averaged in order to reduce reliance on any one data source and to smooth out anomalies that might exist in the actual individual position data reported by the market data source.

              For 2013 compensation decisions regarding base salary, short-term cash incentives and long term equity grant dollar values, the Committee reviewed survey data provided by Meridian from the 2012 market comparator group and referenced compensation data from the previous three years of the proxy statements of the 2012 market comparator group for those positions where comparable positions could be identified.

              The Committee believes that the median of the competitive market generally is the appropriate target for a named executive officer's total compensation.

Elements of Named Executive Officer Compensation

              We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites. We believe each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at competing companies.

              Base Salary.    Base salary promotes the recruiting and retention functions of our compensation program by reflecting the salaries for comparable positions in the competitive marketplace, rewarding strong performance, and providing a stable and predictable income source for our executives. Because we likely would be unable to attract or retain quality named executive officers in the absence of competitive base salary levels, this component constitutes a significant portion of the total compensation package. Our employment agreements with the named executive officers set forth minimum base salary levels, but the Compensation Committee retains sole discretion to increase these levels from time to time.

              (a)    Named Executive Officers Other than Mr. Dreiling.    In each of 2012 and 2013, the Compensation Committee determined, with Mr. Dreiling's recommendation, that the named executive officers' performance assessments relative to other executives supported a percentage increase equal to that which was budgeted for our entire U.S.-based employee population (see "Use of Performance Evaluations") as such increases, along with the other compensation components, would maintain total 2012 compensation within the median of the market comparator group. Accordingly, each of the named executive officers received the budgeted 2.7% and 2.75% annual base salary increase in 2012 and 2013, respectively, except that Mr. Sparks joined our Company in 2012 and, accordingly, did not receive a base salary increase in 2012. All such increases were effective as of April 1 of the applicable year.

              In March 2012, Mr. Sparks was hired as our Executive Vice President of Store Operations. The Compensation Committee determined his base salary based on consideration of the 2011 market comparator group data provided by Meridian, his compensation with his prior employer, the relationship of his position to similar executive positions and the amount we believed necessary to entice him to accept our offer of employment.

              (b)    Mr. Dreiling.    In each of 2012 and 2013, the Compensation Committee took into account Mr. Dreiling's performance assessment, the amount budgeted for our entire U.S.-based employee population (see "Use of Performance Evaluations"), and the benchmarking data of the market comparator group (see "Use of Market Benchmarking Data"). With respect to Mr. Dreiling's 2012 and 2013 base salary increase, the Committee determined that Mr. Dreiling should receive the same 2.7% (2012) and 2.75% (2013) increase that was awarded to each of the other named executive officers which, along with the other components of Mr. Dreiling's 2012 compensation, maintained his total compensation at the median range of the market comparator group.

              (c)    One-Time Base Salary Adjustments.    In 2012, the Compensation Committee decided to reduce tax reimbursements and tax gross-ups relating to Company-provided perquisites. As a result, to address the change in the policy equitably, the Committee authorized one-time base salary adjustments for all officers, including Mr. Dreiling and each of the other named executive officers, effective January 1, 2013, in an amount equal to the actual 2012 individual tax and gross-up costs paid by Dollar General for life insurance and financial services, as applicable, in exchange for the elimination of such tax and gross-up benefits as of December 31, 2012. Mr. Dreiling also received an additional one-time salary adjustment of $5,000 in exchange for his agreement to waive the provisions in his employment agreement that provide for a gross-up on taxes for Company-paid professional club memberships (to date, Mr. Dreiling has not invoked his right to require the Company to pay for any such professional club memberships) and legal consultation fees relating to future amendments to his employment agreement.

              Short-Term Cash Incentive Plan.    Our short-term cash incentive plan, called Teamshare, provides an opportunity for each named executive officer to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General's achievement of one or more pre-established financial performance measures. This Teamshare program is established pursuant to our Amended and Restated Annual Incentive Plan, under which certain employees, including our named executive officers, may earn up to $5 million ($10 million for 2013 and thereafter) in respect of a given fiscal year, subject to the achievement of certain performance targets based on any of the performance measures listed in the Amended and Restated Annual Incentive Plan.

              As a threshold matter, a named executive officer's eligibility to receive a bonus under the Teamshare program depends upon his or her receiving an overall individual performance rating of satisfactory (see "Use of Performance Evaluations"). Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders.

              (a)    2012 Teamshare Structure.    The Compensation Committee selected adjusted EBITDA and return on invested capital ("ROIC") as the financial performance measures for the 2012 Teamshare program. The Committee weighted the ROIC measure and the adjusted EBITDA measure at 10% and 90%, respectively, of the total Teamshare bonus, recognizing the importance of EBITDA in the measurement of our current performance, the ability to repay our debt and funding our growth and day-to-day operation, while ROIC reflects the importance of achieving an appropriate return on our invested capital and managing investments necessary to achieve superior performance.

              For purposes of the 2012 Teamshare program, adjusted EBITDA is computed in accordance with our credit agreements, and ROIC is calculated as total return (calculated as the sum of operating income, depreciation and amortization and minimum rentals, less taxes) divided by average invested capital (calculated as the sum of total assets and accumulated depreciation and amortization, less cash, goodwill, accounts payable, other payables, accrued liabilities, plus 8x minimum rentals). Each of the adjusted EBITDA and ROIC calculations shall be further adjusted to exclude the impact of:

  •
  (a) certain costs, fees and expenses related to our acquisition and related financing by KKR, any refinancings, any related litigation or settlements of such litigation, and the filing and maintenance of a market maker registration statement; (b) costs, fees and expenses directly related to any transaction that results in a Change in Control (within the meaning of our Amended and Restated 2007 Stock Incentive Plan) or related to any primary or secondary offering of our securities; (c) share-based compensation charges (for adjusted EBITDA only); (d) gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (e) gain or loss associated with early retirement of debt obligations; (f) charges resulting from significant natural disasters; and (g) significant gains or losses associated with our LIFO computation; and

  •
  unless the Committee disallows any such item, (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the fiscal year; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring or extraordinary nature.

              The Committee established threshold (below which no bonus may be paid) and target performance levels, discussed below, for each of the adjusted EBITDA and ROIC performance measures. Since 2008, there has not been a maximum level of adjusted EBITDA or ROIC performance associated with the Teamshare program, although any individual payout is capped at $5 million (in 2012) and $10 million (in 2013 and thereafter), in order to avoid discouraging employees from striving to achieve performance results beyond maximum levels.

              For 2008 through 2011, we achieved an adjusted EBITDA performance level ranging from 101.79% (in 2011) to 112.47% (in 2008) of the target. For 2010 and 2011, we achieved an ROIC performance level of 100.9% of the target and 100.78% of the target, respectively.

              The target adjusted EBITDA performance level for the 2012 Teamshare program was $1.992 billion which, consistent with prior practice, was the same level as our 2012 annual financial plan objective. The Committee considered that level to be challenging and more difficult to achieve than performance targets for prior years, requiring superior execution and success on many of our new business initiatives. As it has done since 2008, the Committee also established the adjusted EBITDA threshold at 95% of target.

              The Committee established the target ROIC performance level for the 2012 Teamshare program at 20.95% which was the same level as our 2012 annual financial plan objective. Again, the Committee viewed the target as challenging to achieve. The threshold ROIC performance level was set at 20.45%, or 50 basis points lower than the target level, and the 200% achievement level was set at 21.95%, or 100 basis points higher than the threshold level.

              The bonus payable to each named executive officer if we reached the 2012 target performance levels for each of the financial performance measures is equal to the applicable percentage of salary as set forth in the chart below. For all named executive officers, such percentages are consistent with those for the prior year. In addition, for all named executive officers, such percentages reflect a blend of the approximate median of the payout percentages for the market comparator group (other than for the CEO for whom the market value was not blended). Mr. Dreiling's employment agreement with us requires minimum threshold (50%) and minimum target (125%) bonus percentages, but in 2011 the Committee determined his target bonus percentage should be 130% in order to more closely align Mr. Dreiling's bonus target and total cash compensation with the median of the market comparator group.

Name	Target Payout Percentage
Mr. Dreiling	130%
Mr. Tehle	65%
Mr. Vasos	65%
Ms. Lanigan	65%
Mr. Sparks	65%

              Bonus payments for financial performance below or above the applicable target levels are prorated on a graduated scale commensurate with financial performance levels in accordance with the schedule below. For 2012, the ROIC graduated scale was modified to more closely align the ROIC achievement levels with the EBITDA achievement levels.

Adjusted EBITDA		ROIC		Total
% of Performance Target	% of Bonus Payable	% of Performance Target	% of Bonus Payable	Bonus at Target (%)
95	45	97.61	5	50
96	54	98.09	6	60
97	63	98.57	7	70
98	72	99.05	8	80
99	81	99.52	9	90
100	90	100.00	10	100
101	99	100.48	11	110
102	108	100.95	12	120
103	117	101.43	13	130
104	126	101.91	14	140
105	135	102.39	15	150
106	144	102.86	16	160
107	153	103.34	17	170
108	162	103.82	18	180
109	171	104.30	19	190
110	180	104.77	20	200

              For each 1% adjusted EBITDA increase in the percent of performance target level between the threshold performance level and 110% of the target performance level, the corresponding payout increases by 9% of the officer's target payout amount (based upon the officer's target payout percentage). For each 1% adjusted EBITDA increase above 110% of the target performance level, the corresponding payout increases by 10.865% of the officer's target payout amount (based upon the officer's target payout percentage). For ROIC, each .477% increase in the percent of performance target level between the threshold performance level and 104.77% of the target performance level increases the payout percentage by 1% of the officer's target payout amount (based upon the officer's target payout percentages). For each .477% increase in ROIC above the 104.77% of the target performance level, the bonus payout increases by 1.207% of the officer's target payout amount (based upon the officer's target payout percentage). Payout percentages greater than 200% of the target payout levels are based on an approximate sharing between Dollar General (80%) and the Teamshare participants (20%) of the incremental adjusted EBITDA dollars earned above 110% of the adjusted EBITDA performance level, split 90% to adjusted EBITDA and 10% to ROIC.

              This proration schedule, through 110% of the target performance level, is consistent with the schedule approved by the Committee in 2007 in reliance upon benchmarking data which, at that time, indicated that the typical practice was to set the threshold payout percentage at half of the target and the maximum payout percentage at twice the target. The Committee determined in 2008 that the proration schedule for adjusted EBITDA performance above 110% of target should approximate a sharing between Dollar General (80%) and the Teamshare participants (20%) of the adjusted EBITDA dollars earned above that level.

              (b)    2012 Teamshare Results.    The Compensation Committee approved the adjusted EBITDA and ROIC performance results at $1,986,617,000 (97.3% of target) and 21.06% (111.0% of target), respectively, which equate to a payout of 98.67% of individual bonus targets under the 2012 Teamshare program. Accordingly, a 2012 Teamshare payout was made to each named executive officer at the following percentages of base salary earned: Mr. Dreiling, 128.3%; and each of Mr. Tehle, Mr. Vasos, Ms. Lanigan and Mr. Sparks, 64.1%. Such amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

              (c)    2013 Teamshare Structure.    The Compensation Committee has approved a 2013 Teamshare structure similar to that which was approved for 2012. However, the 2013 performance measure has been determined to be adjusted EBIT, as the Committee believed that this was a more comprehensive measure of the Company's performance since it includes the cost of capital investments in achieving the current year's financial results and should provide a different, but complementary, focus for the short-term incentive program than that used for the long-term incentive program.

              Adjusted EBIT is defined as the Company's operating profit as calculated in accordance with United States general accepted accounting principles ("GAAP"), but shall exclude:

  •
  the impact of (a) all consulting, accounting, legal, valuation, banking, filing, disclosure and similar costs, fees and expenses directly related to the consideration, negotiation, approval and consummation of the proposed acquisition and related financing of the Company by affiliates of KKR (including without limitation any costs, fees and expenses relating to any refinancings) and any litigation or settlement of any litigation related thereto; (b) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of our Amended and Restated 2007 Stock Incentive Plan) of the Company or any primary or secondary offering of our common stock or other security; (c) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (d) any gains or losses associated with the early retirement of debt obligations; (e) charges resulting from significant natural disasters; and (f) any significant gains or losses associated with our LIFO computation; and

  •
  unless the Committee disallows any such item, (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the 2013 fiscal year; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring or extraordinary nature.

              The target percentage of each named executive officer's salary upon which his or her bonus is based for the 2013 Teamshare plan is also the same as in 2012. Those target percentages are based on a blend of the median of the target percentages for the 2012 market comparator group for each position, other than the CEO.

              Long-Term Equity Incentive Program.    Long-term equity incentives motivate named executive officers to focus on long-term success for shareholders. These incentives help provide a balanced focus on both short-term and long-term goals and are important to our compensation program's recruiting and retention objectives. Such incentives are designed to compensate named executive officers for a long-term commitment to us, while motivating sustained increases in our financial performance and shareholder value.

              Equity awards are made under our Amended and Restated 2007 Stock Incentive Plan and are granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

              (a)    Pre-2012 Equity Awards.    Until March 2012, the Compensation Committee had not made annual equity awards since our 2007 merger because the long-term equity granted at the time of that merger or at the time of hire has been sufficiently retentive and otherwise has adequately met our compensation objectives. However, in connection with the amendment of his employment agreement in April 2010, Mr. Dreiling also received a special one-time stock option grant that fully vested in April 2011. The options granted to the named executive officers prior to 2012 (other than Mr. Dreiling's April 2010 option award) are divided so that half are time-vested (over 5 years) and half are performance-vested (generally over 5 or 6 years) based on a comparison of an EBITDA-based performance metric, as described below, against pre-set goals for that performance metric. The combination of time and performance-based vesting criteria is designed to compensate executives for long-term commitment to us, while motivating sustained increases in our financial performance.

              The vesting of the performance-based options granted to the named executive officers prior to March 2012 is subject to continued employment with us over the performance period and the Board's determination that we have achieved for each of the relevant fiscal years the specified annual performance target based on EBITDA and adjusted as described below. For fiscal years 2008-2012, those adjusted EBITDA targets were $828 million, $961 million, $1.139 billion, $1.35 billion and $1.517 billion, respectively, which were based on the long-term financial plan, less any anticipated permissible adjustments, primarily to account for unique expenses related to our 2007 merger. If a performance target for a given fiscal year is not met, the performance-based options may still vest and become exercisable on a "catch up" basis if, at the end of a subsequent fiscal year, a specified cumulative adjusted EBITDA performance target is achieved. The annual and cumulative adjusted EBITDA performance targets are based on our long-term financial plans in existence at the time of grant. Accordingly, in each case at the time of grant, we believed those levels, while attainable, would require strong performance and execution.

              For purposes of calculating the achievement of performance targets for our long-term equity incentive grants prior to March 2012, "EBITDA" means earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates. In addition, the Board is required to fairly and appropriately adjust the calculation of EBITDA to reflect, to the extent not contemplated in our financial plan, the following: acquisitions, divestitures, any change required by GAAP relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the Board in good faith determines require adjustment to the EBITDA performance measure we use for our long-term equity incentive program. Adjustments to EBITDA for purposes of calculating performance targets for our long-term equity incentive program may not in all circumstances be identical to adjustments to EBITDA for other purposes, including the covenants contained in our principal financial agreements. Accordingly, comparability of such measures is limited.

              All performance-based options and time-based options granted to the named executive officers prior to 2012, except for those granted to Mr. Vasos, are vested. We have surpassed the cumulative adjusted EBITDA performance targets through fiscal 2012, and we anticipate surpassing the cumulative adjusted EBITDA performance target through fiscal 2013, for Mr. Vasos' options.

              (b)    2012 Equity Awards.    Since 2010, the Compensation Committee has worked with its consultant and management to develop a new long-term equity incentive structure that is more in line with typical public company equity structures. The new structure was finalized and implemented in March 2012. Under the new program, each of the named executive officers received a grant of time-based stock options and a grant of performance share units. The combination of time and performance-based vesting criteria is designed to compensate executives for long-term commitment to us, while motivating sustained increases in our shareholder value and financial performance.

              Consistent with our compensation philosophy and objectives, the value of the long-term incentive awards was based on the median of the long-term equity target values of our 2012 market comparator group. The market value for each named executive officer's position other than the CEO was blended to establish a single long-term incentive value on which awards are based for all named executive officers (other than the CEO for whom the market value was not blended). This blending practice is similar to that which we used in establishing the short-term cash incentive where the targets for each of the named executive officers' positions (other than the CEO) are also the same.

              For the 2012 grant, the long-term incentive values were awarded 75% in time-based stock options and 25% in performance share units recognizing that splits between performance and time-based awards and between options and units are common within our 2012 market comparator group. The Committee believes this is the appropriate allocation to achieve both the retention and incentive goals of the awards. The actual number of stock options and performance share units awarded were determined by applying a Black Scholes formula provided by Meridian to the selected long-term incentive values.

              The options will vest 25% on each of the first four anniversaries of the grant date, subject to the executive officer's continued employment with us and certain accelerated vesting provisions.

              The performance share units awarded are equal to a target number of performance share units that can be earned if certain performance measures are achieved during the performance period (which was fiscal year 2012) and if certain additional vesting requirements are met. The performance measures are goals related to adjusted EBITDA (weighted 90%) and ROIC (weighted 10%) as established by the Compensation Committee on the grant date, using the same adjusted EBITDA/ROIC-based performance criteria used to determine performance under the Teamshare program discussed under "Short-Term Cash Incentive Plan" above. The number of performance share units earned could vary between 0% and 200% of the target number based on actual performance compared to target performance on the same graduated scale that determines incentive payouts under our Teamshare program discussed above. The actual number of performance shares earned for 2012 for each of the named executive officers was 39,278 for Mr. Dreiling and 6,443 for each of the other named executive officers. One-third of the performance share units earned based on 2012 financial performance vested on the last day of the one-year performance period, and the remaining two-thirds of the performance share units vest on the second and third anniversaries of the grant date, subject to the named executive officer's continued employment with us and certain accelerated vesting provisions. All vested performance share units will be settled in shares of our common stock.

              In addition, in March 2012 the Committee awarded Mr. Dreiling a retention grant of 326,037 performance-based restricted shares of our common stock which he can earn if certain earnings per share ("EPS") performance targets are met for fiscal years 2014 and 2015. This award is designed to retain Mr. Dreiling, whose 2008 stock option award fully vested and whose transfer restrictions on shares of our common stock expired in 2012, while simultaneously incenting him to continue to drive superior financial performance. In structuring the award, the Committee reviewed retention grant practices of the 2012 market comparator group and determined that a grant value equivalent to 1.5 times the value of the annual long-term incentive award would approximate the median range of retention grants awarded by the market comparator group. The EPS goals were established by the Committee on the grant date based upon EPS forecasts contained in our long-term strategic plan. Half of the performance-based restricted stock will vest after the end of our 2014 fiscal year if the EPS goal for that year is achieved, and the other half will vest after the end of our 2015 fiscal year if the EPS goal for that year is achieved, in each case subject to continued employment with us and certain accelerated vesting provisions. For purposes of calculating the achievement of the EPS targets for each of 2014 and 2015, EPS shall be calculated as the quotient of (x) net income earned in the applicable fiscal year (as calculated in accordance with generally accepted accounting principles applicable to the Company at the relevant time), with such net income calculation to exclude the items identified below, by (y) the weighted average number of shares of our common stock outstanding during the applicable fiscal year. The net income calculation will exclude the impact of the items that are excluded from the EBITDA calculation for Teamshare purposes identified above under "Short-Term Cash Incentive Program" except that adjustments relating to any tax, legislation or accounting changes enacted after the beginning of the 2012 fiscal year must be material and demonstrable and must not have been contemplated in our 2012-2016 financial plan.

              (c)    2013 Equity Awards.    The Compensation Committee authorized additional long-term equity incentive awards to our named executive officers in March 2013 on substantially similar terms as those set forth above. However, the Committee changed the mix of the equity value to 50% options, 25% performance share units and 25% restricted stock units to more closely match the equity mix of our market comparator group. The restricted stock units are time-based awards, payable in shares of our common stock and vest in equal installments over 3 years from the date of grant, subject to continued employment with us and certain accelerated vesting conditions. The Committee also rebalanced the weighting of the performance measures for the performance share units to be evenly weighted at 50% adjusted EBITDA and 50% ROIC to put greater emphasis on maintaining ROIC at a consistent level since that will help ensure that capital invested is providing an appropriate return over time.

              Benefits and Perquisites.    Along with certain benefits offered to named executive officers on the same terms that are offered to all of our salaried employees (such as health and welfare benefits and matching contributions under our 401(k) plan), we provide our named executive officers with certain additional benefits and perquisites for retention and recruiting purposes, to promote tax efficiency for such persons, and to replace benefit opportunities lost due to regulatory limits. We also provide named executive officers with benefits and perquisites as additional forms of compensation that we believe to be consistent and competitive with benefits and perquisites provided to executives with similar positions in our market comparator group and in our industry.

              The named executive officers have the opportunity to participate in the Compensation Deferral Plan (the "CDP") and, other than Messrs. Sparks and Vasos, the defined contribution Supplemental Executive Retirement Plan (the "SERP", and together with the CDP, the "CDP/SERP Plan"). SERP participation is not available to persons to whom employment offers are made after May 28, 2008, including Messrs. Sparks and Vasos.

              We provide each named executive officer a life insurance benefit equal to 2.5 times his or her base salary up to a maximum of $3 million and a disability insurance benefit that provides income replacement of 60% of base salary up to a maximum monthly benefit of $20,000. We pay the premiums and, through December 31, 2012, grossed up each named executive officer's income to pay the tax costs associated with the life insurance benefit and through June 30, 2012 for tax costs associated with the disability benefits (with respect to the disability benefit, only to the extent necessary to provide a comparable cost for this benefit to the named executive officer as the cost applicable to all salaried employees). As discussed under "Executive Overview" above, we eliminated the tax gross-up for the life insurance benefits effective December 31, 2012 in exchange for one-time base salary adjustments for the named executive officers.

              We also provide a relocation assistance program to named executive officers under a policy applicable to officer-level employees, which policy is similar to that offered to certain other employees. The significant differences between the relocation assistance available to officers from the relocation assistance available to non-officers are as follows:

  •
  We provide a pre-move allowance of 5% of the officer's annual base salary capped at $10,000 ($5,000 cap for other employees).

  •
  We provide home sale assistance by offering to purchase the officer's prior home at an independently determined appraised value if it is not sold to an outside buyer.

  •
  We reimburse officers for all reasonable and customary home purchase closing costs (other employees are capped at 2% of the purchase price with a maximum of $2,500) except for loan origination fees which are limited to 1%.

  •
  We provide 90 days of temporary living expenses (30 days for all other employees).

              In fiscal 2012, we incurred $27,559 in expenses related to Mr. Sparks' relocation.

              We provide through a third party a personal financial and advisory service benefit to the named executive officers, including financial planning, estate planning and tax preparation services, in an annual amount of up to $20,000 per person in addition to the advisor's related travel expenses and through December 31, 2012, related tax costs. As discussed under "Executive Overview" above, we eliminated the tax gross-up for the financial planning benefit effective December 31, 2012 in exchange for one-time base salary adjustments for the named executive officers. The Committee believes the financial services program reduces the amount of time and attention that executives must spend on these matters, furthering their ability to focus on their responsibilities to us, and maximizes the executive's net financial reward of compensation received from us.

              Mr. Dreiling is entitled to certain additional perquisites as a result of the terms of his employment agreement with us, including:

  •
  Personal use of our plane for 80 hours per year or a greater number of hours specified by the Compensation Committee.

  •
  Payment of monthly membership fees and costs related to his membership in professional clubs selected by him (to date, Mr. Dreiling has not availed himself of this right).

  •
  Payment of the premiums on certain personal long-term disability insurance policies (which was also required under the prior agreement).

  •
  Reimbursement of reasonable legal fees, up to $15,000, incurred by him in connection with any legal consultation regarding his amended employment agreement.

Severance Arrangements

              As noted above, we have an employment agreement with each of our named executive officers that, among other things, provides for such executive's rights upon a termination of employment. We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he or she does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation and non-interference that we require in our employment agreements. A change in control, by itself, does not trigger any severance provision applicable to our named executive officers, except for the provisions related to long-term equity incentives under our Amended and Restated 2007 Stock Incentive Plan.

Considerations Associated with Regulatory Requirements

              Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to any publicly held corporation for individual compensation over $1 million paid in any taxable year to each of the persons who were, at the end of the fiscal year, Dollar General's CEO or one of the other named executive officers (other than our Chief Financial Officer). Section 162(m) specifically exempts certain performance-based compensation from the deduction limit.

              If our Compensation Committee determines that our shareholders' interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies will not restrict the Committee from exercising discretion to approve compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

              We believe that our Amended and Restated 2007 Stock Incentive Plan currently satisfies the requirements of Section 162(m), so that compensation expense realized in connection with stock options and stock appreciation rights, if any, and in connection with performance-based restricted stock and restricted stock unit awards, if any, can be deductible. However, restricted stock or restricted stock units granted to executive officers that solely vest over time are not "performance-based compensation" under Section 162(m), so that compensation expense realized in connection with those time-vested awards to executive officers covered by Section 162(m) will not be deductible by Dollar General.

              In addition, any salary, signing bonuses or other annual compensation paid or imputed to the executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by Dollar General. However, we believe that our Amended and Restated Annual Incentive Plan currently satisfies the requirements of Section 162(m), so that compensation expense realized in connection with short-term incentive payments under our Teamshare program, if any, will be deductible.

              The Committee administers our executive compensation program with the good faith intention of complying with Section 409A of the Internal Revenue Code, which relates to the taxation of nonqualified deferred compensation arrangements.

Compensation Committee Report

              The Compensation Committee of our Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

              This report has been furnished by the members of the Compensation Committee:

    •
    Michael M. Calbert, Chairman
    •
    Warren F. Bryant
    •
    Patricia D. Fili-Krushel
    •
    Adrian Jones
    •
    William C. Rhodes, III

              The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

Summary Compensation Table

              The following table summarizes compensation paid to or earned by our named executive officers in each of fiscal 2012, fiscal 2011 and fiscal 2010. We have omitted from this table the columns for Bonus and Change in Pension Value and Nonqualified Deferred Compensation Earnings as no amounts are required to be reported in such columns for any named executive officer.

Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)

Richard W. Dreiling,	2012	1,235,626	16,554,441	3,091,549	1,591,956	686,625	(6)	23,160,197
Chairman &	2011	1,196,947	—	—	1,850,386	785,036		3,832,369
Chief Executive Officer	2010	1,143,231	—	1,193,210	2,186,595	640,293		5,163,329

David M. Tehle,	2012	677,136	295,483	507,162	436,209	191,915	(7)	2,107,905
Executive Vice President &	2011	658,356	—	—	506,906	220,278		1,385,540
Chief Financial Officer	2010	642,299	—	—	638,125	219,450		1,499,874

Todd J. Vasos,	2012	654,617	295,483	507,162	421,698	76,435	(8)	1,955,395
Executive Vice President,	2011	636,614	—	—	490,165	71,712		1,198,491
Division President, Chief	2010	618,855	—	—	617,050	57,839		1,293,744
Merchandising Officer

Susan S. Lanigan,	2012	553,158	295,483	507,162	356,343	152,834	(9)	1,864,980
Executive Vice President &	2011	530,326	—	—	414,102	122,171		1,066,599
General Counsel

Gregory A. Sparks,	2012	523,618	295,483	507,162	338,643	65,404	(10)	1,730,310
Executive Vice President,
Store Operations

(1)
Ms. Lanigan joined Dollar General in July 2002 but was not a named executive officer for fiscal 2010. Mr. Sparks joined Dollar General in March 2012.

(2)
Each named executive officer deferred under the CDP a portion of his or her fiscal 2012 and, except for Mr. Sparks, fiscal 2011 salaries reported above. Each of Messrs. Dreiling and Tehle and Ms. Lanigan also deferred under the CDP a portion of his or her fiscal 2010 salary reported above. Each named executive officer contributed to our 401(k) Plan a portion of his or her fiscal 2012 salaries and, except for Mr. Sparks, a portion of his or her fiscal 2011 and fiscal 2010 salaries reported above. The amounts of the fiscal 2012 salary deferrals under the CDP are included in the Nonqualified Deferred Compensation Table.

(3)
The amounts reported represent the respective aggregate grant date fair value of performance share units awarded to the applicable named executive officer in the fiscal year indicated, as well as the aggregate grant date fair value of the performance-based restricted stock awarded to Mr. Dreiling in fiscal 2012, in each case computed in accordance with FASB ASC Topic 718. The performance share units and the performance-based restricted stock are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions. The values of the awards at the grant date assuming that the highest level of performance conditions will be achieved are as follows: $3,602,534 for Mr. Dreiling's performance share units and $14,753,174 for his performance-based restricted stock, and $590,965 for each of the other named executive officers' performance share units. Information regarding the assumptions made in the valuation of these awards is set forth in see Note 11 of the annual consolidated financial statements in our 2012 Form 10-K.

(4)
The amounts reported represent the respective aggregate grant date fair value of stock options awarded to the applicable named executive officer in the fiscal year indicated, computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is set forth in Note 11 of the annual consolidated financial statements in our 2012 Form 10-K.

(5)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above. Mr. Vasos deferred 10% of his fiscal 2012 bonus payment under our CDP. No named executive officer deferred any portion of his or her fiscal 2011 or fiscal 2010 bonus payments under the CDP.

(6)
Includes $292,727 for our contribution to the SERP and $49,048 and $12,722, respectively, for our match contributions to the CDP and the 401(k) Plan; $9,751 for tax gross-ups related to the financial and estate planning perquisite, $8,744 for tax gross-ups related to life and disability insurance premiums, and $3,487 for other miscellaneous tax gross-ups related to perquisites; $7,775 for premiums paid under personal portable long-term disability policies; $2,983 for premiums paid under our life and disability insurance programs; and $299,388 which represents the aggregate incremental cost of providing certain perquisites, including $266,311 for costs associated with personal airplane usage, $19,318 for costs associated with financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, miscellaneous gifts, and framing projects. The aggregate incremental cost related to the personal airplane usage was calculated using costs we would not have incurred but for the personal usage (including costs incurred as a result of "deadhead" legs of personal flights), including fuel costs, variable maintenance costs, crew expenses, landing, parking and other associated fees, supplies and catering costs, as well as plane lease costs incurred while our plane was undergoing mandatory maintenance.

(7)
Includes $112,227 for our contribution to the SERP and $21,222 and $12,629, respectively, for our match contributions to the CDP and the 401(k) Plan; $9,751 for tax gross-ups related to the financial and estate planning perquisite, $5,045 for tax gross-ups related to life and disability insurance premiums, and $1,122 for other miscellaneous tax gross-ups related to perquisites; $1,956 for premiums paid under our life and disability insurance programs; and $27,963 which represents the aggregate incremental cost of providing certain perquisites, including $19,318 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events and miscellaneous gifts.

(8)
Includes $20,108 and $12,611, respectively, for our match contributions to the CDP and the 401(k) Plan; $9,751 for tax gross-ups related to the financial and estate planning perquisite, $2,310 for a tax gross-up related to life insurance premiums, and $1,440 for other miscellaneous tax gross-ups related to perquisites; $924 for premiums paid under our life insurance program; and $29,291 which represents the aggregate incremental cost of providing certain perquisites, including $19,318 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, miscellaneous gifts and minimal costs associated with personal airplane usage.

(9)
Includes $72,379 for our contribution to the SERP and $15,048 and $12,344, respectively, for our match contributions to the CDP and the 401(k) Plan; $9,751 for tax gross-ups related to the financial and estate planning perquisite, $2,358 for tax gross-ups related to life and disability insurance premiums, and $1,122 for other miscellaneous tax gross-ups related to perquisites; $1,548 for premiums paid under our life and disability insurance programs; and $38,284 which represents the aggregate incremental cost of providing certain perquisites, including $19,318 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, a directed donation to charity, an executive physical and miscellaneous gifts.

(10)
Includes $2,526 for our match contributions to the CDP; $6,680 for tax gross-ups related to relocation; $4,539 for tax gross-ups related to the financial and estate planning perquisite; $1,722 for tax gross-ups related to life insurance premiums; and $667 for other miscellaneous tax gross-ups related to perquisites; $777 for premiums paid under our life insurance program; and $48,493 which represents the aggregate incremental cost of providing certain perquisites, including $27,559 for costs related to relocation, $16,356 for financial and estate planning services, and other amounts which individually did not equal or exceed the greater of $25,000 or 10% of total perquisites, including sporting and other entertainment events, miscellaneous gifts and minimal costs associated with personal airplane usage The aggregate incremental cost related to relocation included temporary living expenses, costs of transporting his automobile, home finding expenses and a cash payment to cover miscellaneous relocation expenses.

Grants of Plan-Based Awards in Fiscal 2012

              The table below sets forth information regarding grants of plan-based awards to our named executive officers for fiscal 2012. The awards listed under "Estimated Possible Payouts Under Equity Incentive Plan Awards" include (1) for each of the named executive officers, the threshold, target and maximum number of performance share units which may be earned by each named executive officer based upon the level of achievement of financial performance measures for fiscal 2012; and (2) for Mr. Dreiling, an additional award of performance-based restricted stock which he may earn based upon achievement of financial performance measures for fiscal 2014 and 2015. The awards listed under "All Other Option Awards" include non-qualified stock options that vest over time based upon the named executive officer's continued employment by our Company. All of the awards listed in this table were granted pursuant to our Amended and Restated 2007 Stock Incentive Plan. See "Long-Term Equity Incentive Program" in "Compensation Discussion & Analysis" above for further discussion of these awards. We have omitted the column for All Other Stock Awards: Number of Shares of Stock or Units because it is inapplicable.

              The table below also sets forth each named executive officer's annual Teamshare bonus opportunity for fiscal 2012. Actual bonus amounts earned by each named executive officer for fiscal 2012 are set forth in the Summary Compensation Table above and represent prorated payments on a graduated scale for financial performance between the threshold and target performance level. See "Short-Term Cash Incentive Plan" in "Compensation Discussion and Analysis" above for discussion of the fiscal 2012 Teamshare program.

										Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)(1)
								All Other Option Awards: Number of Securities Underlying Options (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Dreiling	—	806,725	1,613,450	5,000,000	—	—	—	—	—	—
	3/20/12	—	—	—	—	—	—	228,226	45.25	3,091,549
	3/20/12	—	—	—	19,904	39,807	79,614	—	—	1,801,267
	3/20/12	—	—	—	163,019	326,037	—	—	—	14,753,174

Mr. Tehle	—	221,049	442,098	5,000,000	—	—	—	—	—	—
	3/20/12	—	—	—	—	—	—	37,440	45.25	507,162
	3/20/12	—	—	—	3,265	6,530	13,060	—	—	295,483

Mr. Vasos	—	213,696	427,391	5,000,000	—	—	—	—	—	—
	3/20/12	—	—	—	—	—	—	37,440	45.25	507,162
	3/20/12	—	—	—	3,265	6,530	13,060	—	—	295,483

Ms. Lanigan	—	180,577	361,154	5,000,000	—	—	—	—	—	—
	3/20/12	—	—	—	—	—	—	37,440	45.25	507,162
	3/20/12	—	—	—	3,265	6,530	13,060	—	—	295,483

Mr. Sparks	—	171,607	343,215	5,000,000	—	—	—	—	—	—
	3/20/12	—	—	—	—	—	—	37,440	45.25	507,162
	3/20/12	—	—	—	3,265	6,530	13,060	—	—	295,483

(1)
The per share exercise price was calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(2)
Represents the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For equity awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. For information regarding the assumptions made in the valuation of these awards, see Note 11 of the annual consolidated financial statements included in our 2012 Form 10-K.

Outstanding Equity Awards at 2012 Fiscal Year-End

              The table below sets forth information regarding awards granted under our Amended and Restated 2007 Stock Incentive Plan and held by our named executive officers as of the end of fiscal 2012. The $7.9975 exercise prices set forth in the table below reflect an adjustment made in connection with a special dividend paid to our shareholders in September 2009 to reflect the effects of such dividend on such options, as required by the terms of such options. In October 2009, we completed a reverse split of 1 share for each 1.75 shares of common stock outstanding. The exercise prices of, and number of shares outstanding under, our equity awards existing at the time of the reverse stock split were retroactively adjusted to reflect the reverse split and are reflected below.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Dreiling	285,714	(1)	—		—		7.9975	07/06/2017	—		—		—		—
	222,235	(2)	—		—		7.9975	07/06/2017	—		—		—		—
	100,000	(3)	—		—		29.38	04/23/2020	—		—		—		—
	—		228,226	(4)	—		45.25	03/20/2022	—		—		—		—
	—		—		—		—	—	—		—		326,037	(5)	15,088,992	(5)
	—		—		—		—	—	26,184	(6)	1,211,796	(6)	—		—

Mr. Tehle	—		37,440	(4)	—		45.25	03/20/2022	—		—		—		—
	—		—		—		—	—	4,294	(6)	198,726	(6)	—		—

Mr. Vasos	50,000	(1)	50,000	(1)	—		7.9975	12/19/2018	—		—		—		—
	84,623	(7)	—		41,667	(7)	7.9975	12/19/2018	—		—		—		—
	—		37,440	(4)	—		45.25	03/20/2022	—		—		—		—
	—		—		—		—	—	4,294	(6)	198,726	(6)	—		—

Ms. Lanigan	—		37,440	(4)	—		45.25	03/20/2022	—		—		—		—
	—		—		—		—	—	4,294	(6)	198,726	(6)	—		—

Mr. Sparks	—		37,440	(4)	—		45.25	03/20/2022	—		—		—		—
	—		—		—		—	—	4,294	(6)	198,726	(6)	—		—

(1)
These options are part of a grant of time-based options which vested or are scheduled to vest 20% per year on each of the first five anniversaries of (a) July 6, 2007 (in the case of all listed officers other than Mr. Vasos) or (b) December 1, 2008 (in the case of Mr. Vasos), subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(2)
These options are part of a grant of performance-based options which vested 20% per year on each of February 1, 2008, January 30, 2009, January 29, 2010, January 28, 2011 and February 3, 2012, as a result of our achievement of annual adjusted EBITDA-based targets for the applicable fiscal year.

(3)
These options vested on April 23, 2011.

(4)
These options are part of a grant of time-based options which are scheduled to vest 25% per year on each of the first four anniversaries of March 20, 2012, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below.

(5)
Represents performance-based restricted stock scheduled to vest 50% on each of the dates on which it is determined that the applicable earnings per share target has been achieved for the fiscal year ending January 30, 2015 and the fiscal year ending January 29, 2016, respectively, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of shares of such restricted stock by the closing market price of one share of our common stock on February 1, 2013.

(6)
Represents performance share units, to be paid in an equal number of shares of our common stock, earned as a result of our achievement of adjusted EBITDA and ROIC targets for fiscal 2012. These performance share units are scheduled to vest 50% on

  March 20, 2014 and 50% on March 20, 2015, subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. The market value was computed by multiplying the number of such units by the closing market price of one share of our common stock on February 1, 2013.

(7)
These options are part of a grant of performance-based options that vested or are scheduled to vest (a) as to 8,333 shares on January 30, 2009, 50,000 shares on each of January 29, 2010, January 28, 2011, February 3, 2012 and February 1, 2013, and 41,667 shares on January 31, 2014, if we achieve annual adjusted EBITDA-based targets for the applicable fiscal year; or (b) on a "catch up" basis if an applicable cumulative adjusted EBITDA-based target is achieved at the end of fiscal year 2013 or 2014. These options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change in Control" below. We achieved the annual financial targets for each of the 2008- 2012 fiscal years, and a portion of the options reported as exercisable vested on an accelerated basis on December 14, 2010 (417 shares), June 11, 2012 (2,917 shares), October 3, 2012 (28,250 shares), October 10, 2012 (4,250 shares), October 11, 2012 (3,750 shares), November 27, 2012 (1,250 shares), November 28, 2012 (1,000 shares), November 29, 2012 (2,250 shares) and November 30, 2012 (5,250 shares).

Option Exercises and Stock Vested During Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mr. Dreiling	425,512	17,572,324	13,094	605,990
Mr. Tehle	386,171	15,511,027	2,149	99,456
Mr. Vasos	228,760	9,154,305	2,149	99,456
Ms. Lanigan	235,256	9,459,266	2,149	99,456
Mr. Sparks	—	—	2,149	99,456

(1)
Represents the gross number of option shares exercised, without deduction for shares that may have been surrendered or withheld to satisfy the exercise price or applicable tax withholding obligations.

(2)
Value realized is calculated by multiplying the gross number of options exercised by the difference between the closing market price of our common stock on the date of exercise and the exercise price.

(3)
Represents the number of shares acquired upon vesting of performance share units.

(4)
Value realized is calculated by multiplying the number of shares vested by the closing market price of our common stock on the vesting date.

Pension Benefits
Fiscal 2012

              We have omitted the Pension Benefits table as it is inapplicable.

Nonqualified Deferred Compensation
Fiscal 2012

              Information regarding each named executive officer's participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see "Benefits and Perquisites" in "Compensation Discussion and Analysis" above. We have omitted from this table the column pertaining to aggregate withdrawals/distributions during the fiscal year because it is inapplicable.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Mr. Dreiling	61,781	341,775	114,334	1,791,559
Mr. Tehle	33,857	133,448	134,440	1,405,253
Mr. Vasos	65,462	20,108	10,459	154,259
Ms. Lanigan	27,658	87,427	72,131	774,674
Mr. Sparks	2,526	2,526	3	5,055

(1)
Of the amounts reported, the following are reported in the Summary Compensation Table as "Salary" for 2012: Mr. Dreiling ($61,781); Mr. Tehle ($33,857); Mr. Vasos ($65,462); Ms. Lanigan ($27,658); and Mr. Sparks ($2,526).

(2)
Reported as "All Other Compensation" in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Of the amounts reported, the following were previously reported as compensation to the named executive officer for years prior to 2012 in a Summary Compensation Table: Mr. Dreiling ($1,114,862); Mr. Tehle ($976,276); Mr. Vasos ($56,608); and Ms. Lanigan ($195,474).

              Pursuant to the CDP, each named executive officer may annually elect to defer up to 65% of base salary if his or her compensation exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code, and up to 100% of bonus pay if his or her compensation equals or exceeds the highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) plan. All named executive officers are 100% vested in all compensation and matching deferrals and earnings on those deferrals.

              Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant's annual salary and bonus to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. Persons hired after May 27, 2008 (the "Eligibility Freeze Date"), including Messrs. Vasos and Sparks, are not eligible to participate in the SERP. The contribution percentage is based on age, years of service and job grade. The fiscal 2012 contribution percentage for each eligible named executive officer was 9.5% for each of Messrs. Dreiling and Mr. Tehle and 7.5% for Ms. Lanigan.

              As a result of our 2007 merger, which constituted a change-in-control under the CDP/SERP Plan, all previously unvested SERP amounts vested on July 6, 2007. For newly eligible SERP participants after July 6, 2007 but prior to the Eligibility Freeze Date, SERP amounts vest at the earlier of the participant's attainment of age 50 or the participant's being credited with 10 or more "years of service", or upon termination of employment due to death or "total and permanent disability" or upon a "change-in-control", all as defined in the CDP/SERP Plan. See "Potential Payments upon Termination or Change in Control as of February 1, 2013—Payments After a Change in Control" below for a general description of our change in control arrangements.

              The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant's option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. Beginning on August 2, 2008, these funds are identical to the funds offered in our 401(k) Plan.

              A participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds $25,000 may elect for that account balance to be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the Plan upon the participant's termination of employment. A participant's CDP/SERP benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an "unforeseeable emergency hardship" in-service lump sum distribution of vested amounts credited to the participant's CDP account. Account balances are payable in cash.

              As a result of our 2007 merger, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.

Potential Payments upon Termination or Change in Control

              Our employment agreements with our named executive officers, the award agreements for our equity awards, and certain plans and programs offered to or in which our named executive officers participate provide for benefits or payments to the officers upon certain termination of employment or change in control events. These benefits and payments are discussed below except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers.

Payments Upon Termination Due to Death or Disability

              Mr. Dreiling's 2012 Performance-Based Restricted Stock.    If Mr. Dreiling's employment with us terminates due to his death or disability, all or a portion of his performance-based restricted stock may vest, unless previously vested or forfeited, depending upon the timing of his termination due to death or disability:

  •
  If such termination occurs prior to the date on which achievement of the fiscal 2014 performance target has been determined, and only if such financial performance target is actually achieved, then a pro-rata portion of the award that would have become vested had he remained employed with us through such determination date will become vested and nonforfeitable on such determination date and all remaining unvested performance-based restricted shares shall be automatically forfeited and cancelled. The pro-rata portion equals a fraction (not to exceed one), the numerator of which is the number of calendar months in the period encompassing the first day of fiscal 2012 and ending and including the last day of fiscal 2014 (the "initial service period") during which Mr. Dreiling was continuously in our employment and the denominator of which is the number of calendar months in the initial service period. Mr. Dreiling will be deemed to be employed for a full calendar month if his death or disability occurs after the 15th day of a calendar month.

  •
  If such termination occurs after the last day of our 2014 fiscal year but before the date on which achievement of the fiscal 2015 performance target has been determined, the portion of the award that would have become vested had Mr. Dreiling remained employed with us through such determination date will become vested and nonforfeitable as of the date of his termination due to death or disability regardless of whether the fiscal 2015 financial performance target has been achieved.

              2012 Equity Awards.    If any of the named executive officers' employment with us terminates due to death or disability:

  •
  Any unvested stock option granted that had not otherwise earlier terminated shall become immediately vested and exercisable with respect to 100% of the shares subject to the option immediately prior to such event and he or she (or his or her survivor in the case of death) will have until the first anniversary of the date of his or her termination of employment in which to exercise the option.

  •
  If such termination due to death or disability occurs before February 1, 2013, a pro-rated portion (based on months employed during the 1 year performance period) of one-third of any performance share units earned based on performance during the entire performance period that have not previously become vested and nonforfeitable or have not previously been forfeited shall become vested and nonforfeitable and shall be paid once performance has been certified by the Compensation Committee but in no event later than the 15th day of the third month following the end of the performance period. If such termination occurs on or after February 1, 2013 and before payment, the participant will receive the one-third of the performance share units earned that are described above, without proration.

  •
  If such termination due to death or disability occurs after March 21, 2013, any earned but unvested performance share units shall become vested and nonforfeitable as of the date of such event and shall be paid within 30 days thereafter but in no event later than the later of the 15th day of the third month following the end of such officer's first taxable year or Dollar General's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture. Otherwise, any earned but unvested performance share units shall be forfeited and cancelled on the date of the termination of employment.

              Pre-2012 Equity Awards.    If Mr. Vasos's employment with us terminates due to death or disability, the portion of performance-based options that would have become exercisable in respect of the fiscal year in which his employment terminates if he had remained employed with us through that date will remain outstanding through the date we determine whether the applicable performance targets are met for that fiscal year. If such performance targets are met, such portion of the performance-based options will become exercisable on such performance-vesting determination date. Otherwise, such portion will be forfeited. In addition, the portion of Mr. Vasos's time-based options that would have become exercisable on the next scheduled vesting date if Mr. Vasos had remained employed with us through that date will become vested and exercisable.

              Except with respect to the options granted to Mr. Dreiling in April 2010, all otherwise unvested options will be forfeited, and vested options generally may be exercised (by the employee's survivor in the case of death) for a period of 1 year from the service termination date.

              The options granted to Mr. Dreiling in April 2010 are fully vested, and such vested options generally may be exercised (by his survivor in the case of death) for a period of 1 year from service termination, but are not subject to our right to purchase such vested options.

              Other Payments.    In the event of death, each named executive officer's beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $3 million, equal to 2.5 times the named executive officer's annual base salary, rounded to the next highest $1,000. We have excluded from the tables below amounts that the named executive officer would receive under our disability insurance program since the same benefit level is provided to all of our salaried employees. The named executive officer's CDP/SERP Plan benefit also becomes fully vested (to the extent not already vested) upon his or her death and is payable in a lump sum within 60 days after the end of the calendar quarter in which the death occurs.

              In the event of disability, each named executive officer's CDP/SERP Plan benefit becomes fully vested (to the extent not already vested) and is payable in a lump sum within 60 days after the end of the calendar quarter in which we receive notification of the disability determination by the Social Security Administration.

              In the event Mr. Dreiling's employment terminates due to disability, he will also be entitled to receive any incentive bonus accrued for any of our previously completed fiscal years but unpaid as of his termination date, as well as a lump sum cash payment, payable at the time annual bonuses are paid to our other executives, equal to a pro rata portion of his annual incentive bonus, if any, that he would have been entitled to receive, if such termination had not occurred, for the fiscal year in which his termination occurred.

              "Disability" Definitions.    For purposes of the named executive officers' employment agreements, other than Mr. Dreiling's, "disability" means (1) disabled for purposes of our long-term disability insurance plan or (2) an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than 90 consecutive days. For purposes of Mr. Dreiling's employment agreement, "disability" means (1) disabled for purposes of our long-term disability insurance plan or for purposes of his portable long-term disability insurance policy, or (2) if no such plan or policy is in effect or in the case of the plan, the plan is in effect but no longer applies to him, an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than 90 consecutive days. For purposes of the CDP/SERP Plan, "disability" means total and permanent disability for purposes of entitlement to Social Security disability benefits. For purposes of each named executive officer's agreement(s) governing stock options granted prior to 2012, "disability" has the same definition as that which is set forth in such officer's employment agreement, or (for each named executive officer other than Mr. Dreiling) in the absence of such an agreement or definition, "disability" shall be as defined in our long-term disability plan. For purposes of each named executive officer's agreement(s) governing stock options and performance share units and Mr. Dreiling's agreement governing performance share units, in each case granted in 2012, "disability" has the same definition as that set forth in such officer's employment agreement, or in the absence of an agreement, "disability" shall be as defined in any change-in-control agreement between the officer and Dollar General, or in the absence of any such agreement, as defined in our long-term disability plan.

Payments Upon Termination Due to Retirement

              Except as provided immediately below with respect to stock options and performance share units awarded in 2012, retirement is not treated differently from any other voluntary termination without good reason (as defined under the relevant agreements, as discussed below under "Payments Upon Voluntary Termination") under any of our plans or agreements for named executive officers.

              In the event of the retirement of any of the named executive officers:

    •
    The portion of the stock option granted in 2012 that would have become vested and exercisable within the 1 year period following the retirement date if such officer had remained employed with us shall remain outstanding for a period of 1 year following the retirement date and shall become vested and exercisable on the anniversary of the grant date that falls within the 1 year period following the retirement date (but only to the extent such portion has not otherwise terminated or become exercisable). However, if during such 1 year period there occurs a Change in Control or the officer dies or incurs a disability, such portion shall instead become immediately vested and exercisable (but only to the extent such portion has not otherwise terminated). Otherwise, any option which is unvested and unexercisable as of the officer's termination of employment shall immediately expire without payment. The officer may exercise the option to the extent vested and exercisable any time prior to the 5th anniversary of the retirement date, but no later than the 10th anniversary of the grant date.

    •
    If such termination due to retirement occurs before February 1, 2013, a pro-rated portion (based on months employed during the 1 year performance period) of one-third of any performance share units earned based on performance during the entire performance period that have not previously become vested and nonforfeitable or have not previously been forfeited shall become vested and nonforfeitable and shall be paid once performance has been certified by the Compensation Committee but in no event later than the 15th day of the third month following the end of the performance period. If such termination occurs on or after February 1, 2013 and before payment, the participant will receive the one-third of the performance share units earned that are described above, without proration.

    •
    If such retirement occurs after March 21, 2013 but prior to the 2nd anniversary of the grant date, the portion of any earned but unvested performance share units that would have become vested had such officer remained employed through the 2nd anniversary of the grant date (one-third of earned performance share units) shall become vested and nonforfeitable and shall be paid on the date of such retirement. If such retirement occurs after the 2nd anniversary of the grant date but prior to the 3rd anniversary of the grant date, the portion of any earned but unvested performance share units that would have become vested had such officer remained employed through the 3rd anniversary of the grant date (one-third of earned performance share units) shall become vested and nonforfeitable and shall be paid on the date of such retirement. Otherwise, any earned but unvested performance share units shall be forfeited and cancelled on the retirement date.

              For purposes of each named executive officer's agreements governing stock options and performance share units granted in 2012, "retirement" means such officer's voluntary termination of employment with us on or after reaching the minimum age of 62 and achieving 5 consecutive years of service, but only if (1) the sum of such officer's age plus years of service (counting whole years only) equals at least 70 and (2) there is no basis for us to terminate the officer for cause (as defined under the applicable agreement) at the time of his or her voluntary termination.

Payments Upon Voluntary Termination

              The payments to be made to a named executive officer upon voluntary termination vary depending upon whether he or she resigns with or without "good reason" or after our failure to offer to renew, extend or replace his or her employment agreement under certain circumstances. "Good reason" generally means (as more fully described in the applicable employment agreement):

    •
    a reduction in base salary or target bonus level;

    •
    our material breach of the employment agreement;

    •
    the failure of any successor to all or substantially all of our business and/or assets to expressly assume and agree to perform the employment agreement in the same manner and to the same extent that our Company would be required to perform if no such succession had taken place;

    •
    our failure to continue any significant compensation plan or benefit without replacing it with a similar plan or a compensation equivalent (except, in the case of all named executive officers other than Mr. Dreiling, for across-the-board changes or terminations similarly affecting (1) at least 95% of all of our officers or (2) 100% of officers at the same grade level; in the case of Mr. Dreiling, for across-the-board changes or terminations similarly affecting at least 95% of all of our executives);

    •
    relocation of our principal executive offices outside of the middle-Tennessee area or basing (without mutual consent) the officer anywhere other than our principal executive offices; or

    •
    assignment of duties inconsistent, or the significant reduction of the title, powers and functions associated, with the named executive officer's position without his or her written consent. For all named executive officers other than Mr. Dreiling, such acts will not constitute good reason if it results from our restructuring or realignment of duties and responsibilities for business reasons that leaves him or her at the same rate of base salary, annual target bonus opportunity, and officer level and with similar responsibility levels or results from his or her failure to meet pre-established and objective performance criteria.

              No event (but in the case of Mr. Dreiling, no isolated, insubstantial and inadvertent event not in bad faith) will constitute "good reason" if we cure the claimed event within 30 days (10 business days in the case of Mr. Dreiling) after receiving notice from the named executive officer.

              Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.    If any named executive officer resigns with good reason, he or she will forfeit all then unvested options, all then unvested performance-based restricted stock and all then unvested performance share units held by that officer. He or she generally may exercise any vested options that were granted in 2012 up to 90 days following the resignation date and generally may exercise any vested options that were granted prior to 2012 (unless, with respect to Mr. Vasos we purchase such vested options in total at a price equal to the fair market value of the underlying shares, less the aggregate exercise price) for the following periods from the resignation date: 180 days (options granted to Mr. Dreiling on or before January 21, 2008) or 90 days (options granted to Messrs. Dreiling and Vasos prior to 2012 but after January 21, 2008).

              In the event any named executive officer (other than Mr. Dreiling) resigns under the circumstances described in (2) below, or in the event we fail to extend the term of Mr. Dreiling's employment as provided in (3) below, the relevant named executive officer's equity will be treated as described under "Voluntary Termination without Good Reason" below.

              Additionally, if the named executive officer (1) resigns with good reason, or (2) in the case of named executive officers other than Mr. Dreiling, resigns within 60 days of our failure to offer to renew, extend or replace his or her employment agreement before, at or within 6 months after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's voluntary retirement or termination), or (3) in the case of Mr. Dreiling, in the event we elect not to extend his term of employment by providing 60 days prior written notice before the applicable extension date, then in each case the named executive officer will receive the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the employment agreement:

    •
    Continuation of base salary, as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures.

    •
    A lump sum payment equal to 2 times the average percentage of the named executive officer's target bonus paid or to be paid to employees at the same job grade level as the named executive officer (if any) under the annual bonus program for officers for the 2 fiscal years immediately preceding the fiscal year in which the termination date occurs (for Mr. Dreiling, the bonus payment will equal 2 times his target bonus and will be payable over 24 months in equal installments in accordance with our normal payroll cycles and procedures).

    •
    A lump sum payment equal to 2 times our annual contribution for the named executive officer's participation in our pharmacy, medical, dental and vision benefits program (in the case of Mr. Dreiling, these benefits instead will be in the form of a continuation of these benefits to him and his spouse and eligible dependents to the extent covered immediately prior to the employment termination, for 2 years from the termination date or, if earlier, until he is or becomes eligible for comparable coverage under the group health plans of a subsequent employer).

    •
    Mr. Dreiling will receive a prorated bonus payment based on our performance for the fiscal year, paid at the time bonuses are normally paid for that fiscal year.

    •
    Outplacement services for 1 year or, if earlier, until other employment is secured.

              Note that any amounts owed to a named executive officer (other than Mr. Dreiling) in the form of salary continuation that would otherwise have been paid during the 60 day period after his or her employment termination will instead be payable in a single lump sum as soon as administratively practicable after the 60th day after such termination date and the remainder will be paid in the form of salary continuation payments as set forth above.

              The named executive officer will forfeit any unpaid severance amounts upon a material breach of any continuing obligation under the employment agreement or the release (the "Continuing Obligations"), which include:

    •
    The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of 2 years following the employment termination date.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not accept or work in a "competitive position" within any state in which we maintain stores at the time of his or her termination date or any state in which we have specific plans to open stores within 6 months of that date. For this purpose, "competitive position" means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged, including but not limited to Wal-Mart, Sam's Club, Target, Costco, K-Mart, Big Lots, BJ's Wholesale Club, Walgreens, Rite-Aid, CVS, Family Dollar Stores, Fred's, the 99 Cents Stores, Casey's General Stores, Inc., Pantry, Inc. and Dollar Tree Stores (Sam's Club, Big Lots, Walgreens, Rite-Aid and CVS are not specifically listed in Mr. Dreiling's employment agreement), or any person then planning to enter the discount consumable basics retail business, if the named executive officer is required to perform services for that person which are substantially similar to those he or she provided or directed at any time while employed by us.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not actively recruit or induce any of our exempt employees (exempt executives, in the case of Mr. Dreiling) to cease employment with us.

    •
    For a period of 2 years after the employment termination date, the named executive officer may not solicit or communicate with any person who has a business relationship with us and with whom the named executive officer had contact while employed by us, if that contact would likely interfere with our business relationships or result in an unfair competitive advantage over us.

              Voluntary Termination without Good Reason.    If the named executive officer resigns without good reason, he or she will forfeit all then unvested options, all vested but unexercised options that were granted prior to 2012, all then unvested performance-based restricted stock, and all then unvested performance share units. The named executive officer generally may exercise any vested options that were granted in 2012 up to 90 days following the resignation date.

Payments Upon Involuntary Termination

              The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause". "Cause" generally means (as more fully described in the applicable employment agreement):

    •
    Attendance at work in a state of intoxication or being found in possession of any prohibited drug or substance which would amount to a criminal offense;

    •
    Assault or other act of violence;

    •
    For Mr. Dreiling, any act (other than a de minimis act) of fraud or dishonesty in connection with the performance of his duties. For each other named executive officer, any act involving fraud or dishonesty, or any material act of misconduct relating to the performance of the executive's duties;

    •
    Any material breach of any securities or other law or regulation or any Dollar General policy governing securities trading or inappropriate disclosure or "tipping" relating to any stock, security and investment;

    •
    Any activity or public statement, other than as required by law, that prejudices Dollar General or our affiliates (specifically including, for Mr. Dreiling, any limited partner of any parent entity of Dollar General) or reduces our or our affiliates' good name and standing or would bring Dollar General or its affiliates into public contempt or ridicule; or

    •
    Conviction of, or plea of guilty or nolo contendere to, any felony whatsoever or any misdemeanor that would preclude employment under our hiring policy.

              For purposes of Mr. Tehle, Mr. Vasos, Ms. Lanigan and Mr. Sparks, "cause" also means (as more fully described in the applicable employment agreement):

    •
    Willful or repeated refusal or failure substantially to perform his or her material obligations and duties under his or her employment agreement or those reasonably directed by his or her supervisor, our CEO and/or the Board (except in connection with a Disability); or

    •
    Any material violation of our Code of Business Conduct and Ethics.

              For purposes of the equity awards granted in 2012, "cause" shall be as defined in the applicable employment agreement or change-in-control agreement (in the absence of an employment agreement) or, in the absence of either of such agreements, "cause" is defined materially consistent with the definition set forth above.

              Involuntary Termination for Cause.    If the named executive officer is involuntarily terminated for cause, he or she will forfeit all unvested equity grants and all vested but unexercised options.

              Involuntary Termination without Cause.    If any named executive officer is involuntarily terminated without cause, he or she:

    •
    Will forfeit all then unvested options, all then unvested performance-based restricted stock and all unvested performance share units held by that officer.

    •
    Generally may exercise any vested options that were granted in 2012 up to 90 days following the resignation date and generally may exercise any vested options that were granted prior to 2012 (unless, with respect to Mr. Vasos we purchase such vested options in total at a price equal to the fair market value of the underlying shares, less the aggregate exercise price) for the following periods from the resignation date: 180 days (options granted to Mr. Dreiling on or before January 21, 2008) or 90 days (options granted to Messrs. Dreiling and Vasos prior to 2012 but after January 21, 2008).

    •
    Will receive the same severance payments and benefits, as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

Payments After a Change in Control

              Upon a change in control (as defined under each applicable governing document), regardless of whether the named executive officer's employment terminates:

    •
    All time-vested options will vest and become immediately exercisable as to 100% of the shares subject to such options immediately prior to a change in control.

    •
    All performance-vested options will vest and become immediately exercisable as to 100% of the shares subject to such options immediately prior to a change in control if, as a result of the change in control, (x) investment funds affiliated with KKR realize a specified internal rate of return on 100% of their aggregate investment, directly or indirectly, in our equity securities (the "Sponsor Shares") and (y) the investment funds affiliated with KKR earn a specified cash return on 100% of the Sponsor Shares; provided, however, that in the event a change in control occurs in which more than 50% but less than 100% of our common stock or other voting securities or the common stock or other voting securities of Buck Holdings, L.P. is sold or otherwise disposed of, then the performance-vested options will become vested up to the same percentage of Sponsor Shares on which investment funds affiliated with KKR achieve a specified internal rate of return on their aggregate investment and earn a specified return on their Sponsor Shares.

    •
    If the change in control occurs prior to the completion of the applicable performance period, all unvested performance share units that have not previously become vested and nonforfeitable, or have not previously been forfeited, will immediately be deemed earned at the target level and shall vest, become nonforfeitable and be paid upon the change in control.

    •
    If the change in control occurs after the completion of the applicable performance period, all previously earned but unvested performance share units that have not previously become vested and nonforfeitable, or have not previously been forfeited, will immediately vest, become nonforfeitable and be paid upon the change in control.

    •
    Mr. Dreiling's performance-based restricted shares that have not previously become vested and nonforfeitable, or have not previously been forfeited, shall be deemed fully earned and shall become vested and nonforfeitable if the change in control occurs on or before any date on which it is determined that the applicable performance measure required for vesting has been achieved.

    •
    All CDP/SERP Plan benefits will become fully vested (to the extent not already vested).

              If the named executive officer is involuntarily terminated without cause or resigns for good reason following the change in control, he or she will receive the same severance payments and benefits as described above under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement." However, the named executive officer will have 1 year from the termination date in which to exercise vested options that were granted in 2012 if he or she resigns or is involuntarily terminated within 2 years of the change in control under any scenario other than retirement or involuntary with cause (in which cases, he or she will have 5 years from the retirement date to exercise vested options and will forfeit any vested but unexercised options held at the time of the termination with cause).

              If any payments or benefits in connection with a change in control (as defined in Section 280G of the Internal Revenue Code) would be subject to the "golden parachute" excise tax under federal income tax rules, we will pay an additional amount to the named executive officer to cover the excise tax and any other excise and income taxes resulting from this payment. However, other than with respect to Mr. Dreiling and Mr. Sparks, if after receiving this payment the named executive officer's after-tax benefit would not be at least $50,000 more than it would be without this payment, then this payment will not be made and the severance and other benefits due to the named executive officer will be reduced so that the golden parachute excise tax is not incurred. In Mr. Sparks' case, his employment agreement provides for a capped payment (taking into consideration all payments covered by Section 280G of the Internal Revenue Code) of $1 less than the amount that would trigger the golden parachute excise tax unless he signs a release and his after-tax benefit would be at least $50,000 more than it would be without the capped payment, but we would not pay an additional amount to cover the excise tax.

              For purposes of the CDP/SERP Plan, a change in control generally is deemed to occur (as more fully described in the plan document):

    •
    if any person (other than Dollar General or any of our employee benefit plans) acquires 35% or more of our voting securities (other than as a result of our issuance of securities in the ordinary course of business);

    •
    if a majority of our Board members at the beginning of any consecutive 2-year period are replaced within that period without the approval of at least 2/3 of our Board members who served as directors at the beginning of the period; or

    •
    upon the consummation of a merger, other business combination or sale of assets of, or cash tender or exchange offer or contested election with respect to, Dollar General if less than a majority of our voting securities are held after the transaction in the aggregate by holders of our securities immediately prior to the transaction.

              For purposes of the treatment of equity discussed above, a change in control generally means (as more fully described in the Amended and Restated 2007 Stock Incentive Plan):

    •
    the sale or disposition in one or a series of related transactions of all or substantially all of our assets to any person (or group of persons acting in concert), other than to us or our affiliates;

    •
    any person (or group of persons acting in concert), other than us or our affiliates, directly or indirectly acquires more than 50% of the total voting power of our voting stock or of the voting stock of any entity that controls us, including by way of merger, consolidation, tender or exchange offer or otherwise;

    •
    a reorganization, recapitalization, merger or consolidation involving our Company unless securities representing 50% or more of the combined voting power of the then outstanding voting securities are held after the transaction by the beneficial owners of our voting securities immediately prior to the transaction; or

    •
    if a majority of our Board members at the beginning of any consecutive 24-month period are replaced within that period without the approval of at least a majority of our Board members who either served as directors at the beginning of the period or whose election or nomination for election was previously so approved.

              The following table reflects potential payments to each of our named executive officers in various termination and change in control scenarios based on compensation, benefit, and equity levels in effect on, and assuming the scenario was effective as of, February 1, 2013. For stock valuations, we have used the closing price of our stock on the NYSE on February 1, 2013 ($46.28). The table reports only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and, as a result, excludes equity awards and CDP/SERP Plan benefits that had vested prior to the event and earned but unpaid base salary through the employment termination date. The table also excludes any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers. The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Potential Payments to Named Executive Officers Upon Occurrence of
Various Termination Events As of February 1, 2013

Name/Item	Death ($)	Disability ($)	Retirement ($)(1)	Voluntary Without Good Reason ($)	Involuntary Without Cause or Voluntary with Good Reason ($)	Involuntary With Cause ($)	Change in Control ($)
Mr. Dreiling
Equity Vesting Due to Event(2)	4,592,196	4,592,196	—	n/a	n/a	n/a	17,166,333
Cash Severance	—	1,591,956	n/a	n/a	7,399,603	n/a	7,399,603
Health Continuation(3)	n/a	26,774	n/a	n/a	26,774	n/a	26,774
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	3,000,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	7,592,196	6,210,926	—	—	7,436,377	—	24,602,710

Mr. Tehle
Equity Vesting Due to Event	340,772	340,772	—	n/a	n/a	n/a	340,772
Cash Severance	n/a	n/a	n/a	n/a	2,605,058	n/a	2,605,058
Health Payment	n/a	n/a	n/a	n/a	25,320	n/a	25,320
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,734,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	2,074,772	340,772	—	—	2,640,378	—	2,981,149

Mr. Vasos
Equity Vesting Due to Event	2,296,357	2,296,357	—	n/a	n/a	n/a	2,296,357
Cash Severance	n/a	n/a	n/a	n/a	2,511,989	n/a	2,511,989
Health Payment	n/a	n/a	n/a	n/a	15,202	n/a	15,202
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,672,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	3,968,357	2,296,357	—	—	2,537,191	—	4,833,548

Ms. Lanigan
Equity Vesting Due to Event	340,772	340,772	—	n/a	n/a	n/a	340,772
Cash Severance	n/a	n/a	n/a	n/a	2,127,728	n/a	2,127,728
Health Payment	n/a	n/a	n/a	n/a	16,436	n/a	16,436
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,417,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	1,757,772	340,772	—	—	2,154,164	—	2,494,935

Mr. Sparks
Equity Vesting Due to Event	340,772	340,772	—	n/a	n/a	n/a	340,772
Cash Severance	n/a	n/a	n/a	n/a	2,277,377	n/a	2,277,377
Health Payment	n/a	n/a	n/a	n/a	16,436	n/a	16,436
Outplacement(4)	n/a	n/a	n/a	n/a	10,000	n/a	10,000
280(G) Excise Tax and Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	—
Life Insurance Proceeds	1,516,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	1,856,772	340,772	—	—	2,303,813	—	2,644,584

(1)
None of the named executive officers were eligible for retirement on February 1, 2013.

(2)
Includes, in addition to vesting of performance share units and stock options, an estimate of pro-rata vesting to occur during fiscal year 2015 of performance-based restricted stock upon death or disability for Mr. Dreiling, assuming achievement of the required performance target for fiscal year 2014 and using the closing market price of our common stock on February 1, 2013.

(3)
Calculated as the combined Company and employee cost for the benefit option selected by Mr. Dreiling for 2013.

(4)
Estimated based on the actual cost of outplacement services historically provided to other officers.

Compensation Committee Interlocks and Insider Participation

              Each of Messrs. Agrawal, Bryant, Calbert, Jones, Rhodes and Rickard and Ms. Fili-Krushel was a member of our Compensation Committee during all or a portion of 2012. None of these persons was at any time during 2012 an officer or employee of Dollar General or any of our subsidiaries or an officer of Dollar General or any of our subsidiaries at any time prior to 2012. Messrs. Calbert and Agrawal, due to their relationships with KKR, and Mr. Jones, due to his relationship with Goldman, Sachs & Co., may be viewed as having an indirect material interest in certain of our relationships and transactions with KKR and Goldman, Sachs & Co. discussed under "Certain Transactions with Management and Others" above. Messrs. Calbert, Agrawal and Jones no longer serve on the Compensation Committee. Mr. Dreiling serves as a manager of Buck Holdings, LLC, for which Messrs. Calbert, Agrawal and Jones serve as managers.

Compensation Risk Considerations

              In March 2013, our Compensation Committee, with the assistance of its compensation consultant and management, reviewed our compensation policies and practices for all employees, including executive officers, to assess the risks that may arise from our compensation programs. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise generate risk to Dollar General. As a result of that assessment, management and the Compensation Committee concluded, after considering the degree to which identified risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation program were not reasonably likely to have a material adverse effect on Dollar General.

SECURITY OWNERSHIP

              For purposes of the tables below, a person is a "beneficial owner" of a security over which that person has or shares voting or investment power or which that person has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 327,212,294 shares of our common stock outstanding as of March 21, 2013.

Security Ownership of Certain Beneficial Owners

              The following table shows the amount of our common stock beneficially owned as of March 21, 2013 by those known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Buck Holdings, L.P.(1)	54,145,011(1)	16.5%

(1)
Based solely on Statements on Schedule 13G/A filed on February 14, 2013. Buck Holdings, L.P. ("Buck LP") directly holds 54,145,011 shares. The membership interests of Buck Holdings, LLC ("Buck LLC"), the general partner of Buck L.P., are held by a private investor group, including affiliates of KKR and Goldman, Sachs & Co. and other equity investors.

Each of KKR 2006 Fund L.P., KKR PEI Investments, L.P., 8 North America Investor L.P., Buck Co-Invest, LP and KKR Partners III, L.P. (collectively, the "KKR Funds") directly owns limited partnership interests in Buck LP with the majority of such interests held by KKR 2006 Fund, L.P. The sole general partner of the KKR 2006 Fund L.P. is KKR Associates 2006 L.P., and the sole general partner of KKR Associates 2006 L.P. is KKR 2006 GP LLC. The designated member of KKR 2006 GP LLC is KKR Fund Holdings L.P. The sole general partner of KKR PEI Investments, L.P. is KKR PEI Associates, L.P., and the sole general partner of KKR PEI Associates, L.P. is KKR PEI GP Limited. The sole shareholder of KKR PEI GP Limited is KKR Fund Holdings L.P. Messrs. Henry Kravis and George Roberts have also been designated as managers of KKR 2006 GP LLC by KKR Fund Holdings L.P. The sole general partner of 8 North America Investor L.P. is KKR Associates 8 NA L.P., and the sole general partner of KKR Associates 8 NA L.P. is KKR 8 NA Limited. The sole shareholder of KKR 8 NA Limited is KKR Fund Holdings L.P. Buck Holdings Co-Invest GP, LLC is the sole general partner of Buck Holdings Co-Invest, LP, and the managing member of Buck Holdings Co-Invest GP, LLC is KKR Associates 2006 L.P. The sole general partner of KKR Associates 2006 L.P. is KKR 2006 GP LLC. The designated member of KKR 2006 GP LLC is KKR Fund Holdings L.P. KKR III GP LLC is the sole general partner of KKR Partners III, L.P. The managers of KKR III GP LLC are Messrs. Kravis and Roberts. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts.

Each of KKR 2006 Fund L.P., KKR Associates 2006 L.P., KKR 2006 GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts may be deemed to share voting and investment power with respect to the shares beneficially owned by Buck LP but each has disclaimed beneficial ownership of such shares. The address for all entities noted above and for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

The Goldman Sachs Group, Inc. ("GS Group") may be deemed to share voting power with respect to 12,055,569 shares held by Buck LP and investment power with respect to 12,079,801 shares held by Buck LP. Each of the following entities directly owns limited partnership interests in Buck LP and may be deemed to share voting and investment power with respect to the specified number of shares: GS Capital Partners VI Parallel, L.P. (1,192,339); GS Capital Partners VI GmbH & Co. KG (154,104); GS Capital Partners VI Fund, L.P. (4,336,047); GS Capital Partners VI Offshore Fund, L.P. (3,606,572); Goldman Sachs DGC Investors, L.P. (654,418); Goldman Sachs DGC Investors Offshore Holdings, L.P. (1,301,173) and GSUIG L.L.C. (488,897) (collectively, the "Investing Entities"). The shares held by the Investing Entities may be deemed to be beneficially owned by Goldman, Sachs & Co. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of GS Group. Goldman, Sachs & Co. is the investment manager of certain of the Investing Entities. Each of the Investing Entities disclaims beneficial ownership of shares of common stock owned by Buck LP or by the other investors of Buck LP, except to the extent disclosed above. The address of each of the Investing Entities other than GS Capital Partners VI GmbH & Co. KG is c/o Goldman, Sachs & Co., 200 West Street 28th floor, New York, New York 10282. The address of GS Capital Partners VI GmbH & Co. KG is Messeturm, Friedrich-Ebert-Anlage 49 60323, Frankfurt/Main, Germany.

Security Ownership of Officers and Directors

              The following table shows the amount of our common stock beneficially owned as of March 21, 2013 by our directors and named executive officers individually and by our directors and all of our executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Raj Agrawal(1)(2)(4)	6,833	*
Warren F. Bryant(2)(4)	10,833	*
Michael M. Calbert(1)(2)(4)	16,833	*
Sandra B. Cochran(2)	—	*
Patricia D. Fili-Krushel(2)	2,500	*
Adrian Jones(2)(3)(4)	6,833	*
William C. Rhodes, III(2)(4)(5)	21,833	*
David B. Rickard(2)(4)	11,085	*
Richard W. Dreiling(2)(4)(6)	1,323,753	*
David M. Tehle(2)(4)	88,941	*
Todd J. Vasos(2)(4)	149,866	*
Susan S. Lanigan(2)(4)	50,955	*
Gregory A. Sparks(2)(4)	10,933	*
All directors and executive officers as a group (16 persons)(1)(2)(3)(4)(5)(6)	1,917,440	*

*
Denotes less than 1% of class.

(1)
Messrs. Agrawal and Calbert are executives of KKR, which as discussed above under "Security Ownership of Certain Beneficial Owners" may be deemed to share investment and/or voting power with respect to the shares held by Buck LP. Messrs. Calbert and Agrawal disclaim beneficial ownership of any such shares.

(2)
Excludes shares underlying certain restricted stock units held by each of the named holders, but over which they have no voting or investment power nor the right to acquire beneficial ownership within 60 days of March 21, 2013.

(3)
Mr. Jones is a managing director of Goldman, Sachs & Co. As discussed above under "Security Ownership of Certain Beneficial Owners," the GS Group may be deemed to share investment and/or voting power with respect to certain shares held by Buck LP. Mr. Jones disclaims beneficial ownership of the shares owned directly or indirectly by the GS Group except to the extent of his pecuniary interest therein, if any. We also have been advised that Mr. Jones holds the shares reported in the table for the benefit of the GS Group.

(4)
Includes the following number of shares underlying restricted stock units that are settleable within 60 days of March 21, 2013, over which the person will not have voting or investment power until the restricted stock units are settled: Mr. Bryant (1,017); Mr. Calbert (1,525); Mr. Jones (346); and Mr. Rickard (1,459). Also includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 21, 2013 over which the person will not have voting or investment power until the options are exercised: each of Messrs. Agrawal, Bryant, Calbert, Jones and Rhodes (4,962); Mr. Rickard (4,780); Mr. Dreiling (665,007); Mr. Tehle (9,360); Mr. Vasos (143,983); Ms. Lanigan (9,360); Mr. Sparks (9,360); and all current directors and executive officers as a group (1,023,870). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group, but not for the purpose of computing the percentage ownership of any other person.

(5)
Mr. Rhodes shares voting and investment power of 16,871 shares with his spouse, Amy Rhodes.

(6)
Includes 326,037 shares of performance-based restricted common stock over which Mr. Dreiling possesses voting power but will not possess investment power until such time as such shares may vest upon achievement of certain performance targets.

PROPOSAL 2:
VOTE REGARDING CHARTER AMENDMENT

What am I being asked to approve?

              Our Board of Directors is recommending that you approve an amendment to our Amended and Restated Charter, referred to herein as the charter amendment, to provide for majority voting in uncontested elections of directors. The disclosure below is a summary of the purpose and effect of the charter amendment, as well as the text of the charter amendment.

What is a majority voting standard for the election of directors?

              Under a majority voting standard for the election of directors, a director nominee will not be elected unless the number of votes cast "for" his or her election exceed the number of votes cast "against" his or her election.

How are director nominees currently elected to our Board of Directors?

              The Tennessee Business Corporation Act provides that, unless otherwise specified in a company's charter, a director is elected by a plurality of the votes cast in the election. Because our existing charter does not specify the voting standard required in director elections, our directors currently are elected by a plurality vote as described under "Proposal 1".

Why should I approve the charter amendment?

              In making its recommendation, our Board of Directors and the CNG Committee carefully considered the advantages of both majority and plurality voting standards for the election of directors, analyzed current corporate governance trends, including the standards for voting in director elections in place at other Fortune 500 companies, and evaluated the appropriateness of a majority voting standard in light of our overall corporate governance structure.

              Our Board of Directors and the CNG Committee also considered the benefits of retaining a plurality voting standard, including the greater certainty that the annual election will result in a full and duly elected Board. By contrast, a majority voting standard carries with it the possibility that (i) the CEO or another management director might fail to be elected, (ii) our ability to comply with NYSE listing standards and SEC requirements with respect to independent directors may be impaired, and (iii) the triggering of a possible "change in control" may occur due to the failure of a majority of the directors to be elected. Nevertheless, we believe that generally requiring directors to be elected by a majority of the votes cast both ensures that only directors with broad acceptability among our voting shareholders will be elected and enhances the accountability of each elected director to our shareholders. On balance, our Board and the CNG Committee concluded that a majority vote standard would be in our and our shareholders' best interests and would conform our director election voting standards with a large percentage of our peer companies.

              Under a majority voting standard, shareholders will also be entitled to "abstain" from voting in the election of a director. Abstentions and broker non-votes will have no effect in determining whether the required affirmative majority vote has been obtained. In the case of a contested election, that is, an election for which the number of nominees exceeds the number of directors to be elected, directors will continue to be elected by a plurality of the votes cast by our shareholders entitled to vote in the election.

What happens if an incumbent director nominee fails to receive a majority of the votes cast for his or her election in an uncontested election?

              Under Tennessee law, a director continues in office until a successor is elected and qualified, even if the director is not reelected in an uncontested election. To address the status of a "holdover" incumbent director who fails to receive a majority of the votes cast for his or her election in an uncontested election, we intend to implement a director resignation policy to be set forth in our Corporate Governance Guidelines. This policy will require a director to tender his or her resignation upon receiving, in an uncontested election, a greater number of votes cast against his or her election than in favor of his or her election. The Board has adopted this policy through amendments to the Corporate Governance Guidelines that are contingent upon and will be effective immediately following the approval of the charter amendment by the shareholders.

              Under the resignation policy, the Board, taking into account the recommendation of the Nominating and Governance Committee, will determine whether to accept a tendered resignation. The Nominating and Governance Committee and the Board of Directors, in making their decisions, may consider any factor or other information that they deem relevant, including whether the "holdover" director's resignation may result in any adverse impact to us, including under any NYSE or SEC board or committee composition requirement. The Board will be required to publicly disclose its decision and its rationale. The director who tenders his or her resignation will not be permitted to participate in deliberations of or voting by the Nominating and Governance Committee or the Board regarding his or her resignation.

              If the Board rejects the offered resignation, the director will continue to serve until the next annual shareholders' meeting and until his or her successor is duly elected or his or her resignation or removal in accordance with our Bylaws. If the Board accepts the offered resignation, or if a nominee for director, who is not an incumbent director, is not elected, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, in each case pursuant to the provisions of our Bylaws.

How would the charter amendment read?

              The proposed charter amendment would amend our current charter by inserting a new Article 10 in the form set forth below immediately following Article 9 of our current charter:

    "10.    Except as provided in Article 9 or in the case of a contested election, a nominee for director shall be elected by the affirmative vote of a majority of the votes cast in favor of or against the election of such nominee by holders of shares entitled to vote in the election at a meeting for the election of directors at which a quorum is present. For purposes of this Article 10, "affirmative vote of a majority of the votes cast" shall mean that the number of votes cast in favor of the election of such nominee exceeds the number of votes cast against the election of such nominee; abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote. In a contested election, a nominee for director shall be elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting for the election of directors at which a quorum is present. An election shall be considered "contested" if there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. The determination of the number of nominees for purposes of this subsection shall be made as of (i) the expiration of the time fixed by the Amended and Restated Bylaws of the corporation, as the same may be amended from time to time, for advance notice by a shareholder of an intention to nominate directors, or (ii) absent such a provision, at a time publicly announced by the Board of

    Directors which is not more than 14 days before notice is given of the meeting at which the election is to occur."

What vote is required to approve the charter amendment and, if approved, when will the charter amendment be effective?

              The charter amendment will be approved if the votes cast in favor of adopting the charter amendment exceed the votes cast against it. If approved, the charter amendment will become effective upon the filing of articles of amendment with the Tennessee Secretary of State. We would make such a filing promptly after the annual meeting. If approved, nominees to our Board of Directors will be elected under a majority voting standard beginning at the next meeting of shareholders at which directors are elected.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR approval of the charter amendment.

AUDIT COMMITTEE REPORT

              The Audit Committee of our Board of Directors has:

    •
    reviewed and discussed with management the audited financial statements for the fiscal year ended February 1, 2013,

    •
    discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

    •
    received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and

    •
    discussed with Ernst & Young LLP their independence from Dollar General and its management.

              Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 1, 2013 for filing with the SEC.

              While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that Dollar General's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. Dollar General's management and independent auditor have this responsibility. The Audit Committee also does not have the duty to assure compliance with laws and regulations or with the policies of the Board of Directors.

              This report has been furnished by the members of the Audit Committee:

    •
    David B. Rickard, Chairman

    •
    Warren F. Bryant

    •
    Sandra B. Cochran

    •
    William C. Rhodes, III

              The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who has the Audit Committee selected as the independent registered public accounting firm?

              The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year. Ernst & Young LLP has served in that capacity since October 2001.

Will representatives of Ernst & Young LLP attend the annual meeting?

              Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

              Our Board unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year. The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent registered public accounting firm in the future.

FEES PAID TO AUDITORS

What fees were paid to the independent registered public accounting firm in 2012 and 2011?

              The following table sets forth the aggregate fees for professional audit services rendered to us by Ernst & Young LLP for the audit of our consolidated financial statements for the past two fiscal years and fees billed for other services rendered by Ernst & Young LLP during the past two fiscal years:

Service	2012 Aggregate Fees Billed ($)	2011 Aggregate Fees Billed ($)
Audit Fees(1)	2,057,071	1,973,644
Audit-Related Fees(2)	29,500	29,500
Tax Fees(3)	1,995,318	1,547,980
All Other Fees(4)	6,000	6,000

(1)
2012 and 2011 fees include fees for services related to secondary offerings of our common stock by certain of our shareholders.

(2)
2012 and 2011 fees include services relating to the employee benefit plan audit.

(3)
2012 and 2011 fees relate primarily to tax compliance services, which represented $1,896,318 and $1,414,000 in 2012 and 2011, respectively, for work related to work opportunity tax credit assistance, HIRE Act payroll tax services, and foreign sourcing offices' tax compliance. The remaining tax fees relate to consulting services, including examination reviews assistance and tax advisory services related to inventory.

(4)
2012 and 2011 fees include a subscription fee to an on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the independent registered public accounting firm?

              The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent registered public accounting firm of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent registered public accounting firm. The Committee's chairperson (or any Committee member if the chairperson is unavailable) may pre-approve such services in between Committee meetings, and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2012 and 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

              The United States securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2012, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934 except that (1) each of Mr. Flanigan, Mr. Ravener and Mr. Vasos filed 1 late Form 4 to report 2, 2 and 1 acquisitions, respectively, of stock options to purchase shares of Dollar General common stock resulting from the accelerated vesting in connection with the sale of shares of our common stock by certain of our shareholders pursuant to a Rule 10b5-1 trading plan; and (2) Mr. Jones filed 1 late Form 4 to report a decrease in a short position in a basket of stocks, that may be deemed to be beneficially owned directly by Goldman Sachs International and indirectly by The Goldman Sachs Group, Inc., that includes shares of Dollar General common stock. Mr. Jones is a managing director of Goldman, Sachs & Co., a wholly-owned subsidiary of The Goldman Sachs Group, Inc. Mr. Jones disclaims beneficial ownership of the shares involved in the transaction except to the extent of his pecuniary interest therein.

SHAREHOLDER PROPOSALS
FOR 2014 ANNUAL MEETING

              To be considered for inclusion in our proxy materials relating to the 2014 annual meeting of shareholders, eligible shareholders must submit proposals that comply with relevant SEC regulations no later than December 12, 2013. To introduce other new business at the 2014 annual meeting, you must provide written notice to us no earlier than the close of business on January 29, 2014 and no later than the close of business on February 28, 2014, and comply with the advance notice provisions of our Bylaws. If we are not notified of a shareholder proposal by February 28, 2014, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2014 annual meeting of shareholders.

              Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072. Shareholder proposals that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.

IF YOU ARE NOT VOTING BY INTERNET OR PHONE, TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 28, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 28, 2013. Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. DOLLAR GENERAL CORPORATION ATTN: INVESTOR RELATIONS 100 MISSION RIDGE GOODLETTSVILLE, TN 37072 M56870-P33337 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. DOLLAR GENERAL CORPORATION Withhold All For All For All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Raj Agrawal 02) Warren F. Bryant 03) Michael M. Calbert 04) Sandra B. Cochran 05) Richard W. Dreiling 06) Patricia D. Fili-Krushel 07) Adrian Jones 08) William C. Rhodes, III 09) David B. Rickard The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve an amendment to Dollar General Corporation's Amended and Restated Charter to implement a majority voting standard in uncontested elections of directors. 3. To ratify Ernst & Young LLP as the independent registered public accounting firm for fiscal 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M56871-P33337 DOLLAR GENERAL CORPORATION Proxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 29, 2013 The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 11, 2013, and hereby appoints Susan S. Lanigan and Christine L. Connolly, or either of them, proxies each with full power of substitution and authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder is entitled to vote at the annual meeting of shareholders of the Company to be held May 29, 2013 at 9:00 A.M., Central Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2 and 3, and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment(s) thereof. Continued and to be signed on reverse side